As filed with the Securities and Exchange Commission on August 28, 2000 Registration No. ________

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                    NEW MILLENNIUM MEDIA INTERNATIONAL, INC.
                 (Name of Small Business Issuer in Its Charter)

     Colorado                       (7310)                       84-1463284
     ----------------------------------------------------------------------
(State or jurisdiction        (Primary Standard            (I.R.S. Employer
 of incorporation or      Industrial Classification        Identification No.)
   organization)                 Code Number)

                         101 Philippe Parkway, Suite 300
                          Safety Harbor, Florida 34695
                                 (727) 797-6664
                                 --------------
          (Address and Telephone Number of Principal Executive Offices
                        and Principal Place of Business)

                            John D. Thatch, President
                    New Millennium Media International, Inc.
                         101 Philippe Parkway Suite 300
                          Safety Harbor, Florida 34695
                          ----------------------------
            (Name, Address and Telephone Number of Agent for Service)

                                   Copies to:

              Gerald C. Parker, Chairman of the Board of Directors
                            7820 South Holiday Drive
                                    Suite 320
                             Sarasota, Florida 34321
                                 (941) 925-2500
                               Fax (941) 925-2503

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | |

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | |

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | |

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. | |

=======================================================================================

                         CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------
 Title of each       Amount to      Proposed maximum       Proposed        Amount of
 class of            be             offering price         maximum         registration
 securities to       registered     per unit               aggregate       fee
 be registered                                             offering
                                                           price
---------------------------------------------------------------------------------------
Common stock          2,160,000     (1)         $ 0.70      1,512,000        399.17
---------------------------------------------------------------------------------------
Common stock(a)      17,181,818     (2)         $ 0.70     12,027,273      3,175.20
---------------------------------------------------------------------------------------
Common stock(b)       1,100,000     (3)         $ 0.70        770,000        203.28
---------------------------------------------------------------------------------------
Common stock(c)       1,718,182     (4)         $ 0.70      1,202,727        317.52
---------------------------------------------------------------------------------------
Common stock(d)       3,000,000     (1)(5)      $ 0.70      2,100,000        554.40
---------------------------------------------------------------------------------------
Totals               25,160,000                            17,612,000      4,649.57
---------------------------------------------------------------------------------------

Title of each class of securities to be registered:
(a)  Swartz Investment Agreement purchase over three years.
(b) Shares of Common Stock issuable upon exercise by Swartz "Commitment warrants" and "additional warrants".
(c)  Shares  of  Common  Stock  issuable  upon  exercise  by  Swartz   "Purchase
     warrants".
(d)  Shares of Common Stock issuable upon conversion.

Proposed maximum offering price per unit:
(1) Based upon the average of the bid and asked prices of New Millennium Media International, Inc. common stock as reported on the OTC Bulletin Board on August 28, 2000 (within 5 business days of this filing), pursuant to Rules 457(c) and (g) of the Securities Act of 1933.
(2)  Issuable  periodically  over  a 36  months  term  pursuant  to  the  Swartz
     Investment Agreement. Swartz Private Equity, LLC will purchase under Regulation D up to $25,000,000 of shares at a price of the lesser of the market price minus $0.10 or 92% of the market price for 20 days following each put date.
(3) Swartz has already received a "commitment warrant" ((c) above) to purchase 1,000,000 shares at signing the letter of intent at an initial price of $0.30 per share and may thereafter be reset every 6 months. At the earlier of March 15, 2001 or the date of the first put notice delivered to Swartz, Swartz shall receive "additional warrants" (included in (c) above) for additional shares and on the date of any reverse stock split and on each one-year anniversary thereafter Swartz shall receive "additional warrants" so that the sum of "commitment warrants" and "additional warrants" may equal up to 4% of the number of fully diluted common outstanding shares. The price shall be the same as that calculated for "commitment warrants".
(4) Issuable to Swartz Private Equity, LLC upon the exercise of common stock purchase warrants. The warrants are issuable to Swartz from time to time when NMMI exercises its put right to sell shares of common stock to Swartz. The exercise price of a warrant will initially be equal to 110% of the market price for that put and thereafter may be reset every six months. Each warrant initially will be immediately exercisable and have a term beginning on the date of issuance and ending five years thereafter.
(5) Issuable upon conversion of Series A Convertible Preferred stock issued to Investment Management of America, Inc. The conversion ratio is 1:1.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                    NEW MILLENNIUM MEDIA INTERNATIONAL, INC.

                    Filing Type: SB-2
                    Description:  Registration Statement for
                                  Small Business Issuers
                    Filing Date:  August 28, 2000
                    Period End:  N/A
                    Primary Exchange:  Over the Counter Includes OTC and OTCBB
                    Ticker:  NMMI

                                Table of Contents

--------------------------------------------------------------------------------
                                                                            Page
                                                                            ----
Part I       ............................................................      9
Item 3,      Summary Information and Risk Factors .......................      9
Item 4,      Use of Proceeds ............................................     19
Item 5,      Determination of Offering Price ............................     19
Item 6,      Dilution ...................................................     20
Item 7,      Selling Security Holders ...................................     21
Item 8,      Plan of Distribution .......................................     22
Item 9,      Legal Proceedings ..........................................     26
Item 10,     Directors, Officers, Promoters and Control
             Persons ....................................................     26
Item 11,     Security Ownership of Certain Beneficial Owners
             And Management .............................................     27
Item 12,     Description of Securities ..................................     28
Item 13,     Interest of Named Experts and Counsel ......................     29
Item 14,     Disclosure of Position of Indemnification for
             Securities Act Liabilities .................................     30
Item 15,     Organization within Last Five Years ........................     30
Item 16,     Description of Business ....................................     30
Item 17,     Management's Discussion and Analysis or Plan of Operation ..     33
Item 18,     Description of Property ....................................     34
Item 19,     Certain Relationships and Related Transactions .............     35
Item 20,     Market for Common Equity and Related Stockholder
             Matters ....................................................     35
Item 21,     Executive Compensation .....................................     36
Item 22,     Financial Statements .......................................     37
Part II      ...........................................................      58
Item 23,     Changes and Disagreements with Accounts on
             Accounting and Financial Disclosures .......................     58
Item 24,     Indemnification of Directors and Officers ..................     58
Item 25,     Other Expenses of Issuance and Distributions ...............     58
Item 26,     Recent Sales of Unregistered Securities ....................     59
Item 27,     Exhibits Index .............................................     60
Item 28,     Undertakings ...............................................     61
EX-3.1,      Articles of Incorporation ..................................
EX-3.1(a),   Designation of Preferred Stock .............................
EX-3.2,      Bylaws of NMMI .............................................
EX-4.1,      Swartz Agreement ...........................................
EX-4.2,      Form of Commitment Warrants to Swartz ......................
EX-4.3,      Form of Purchase Warrants to Swartz ........................
EX-4.4,      Warrant Side-Agreement with Swartz .........................
EX-4.5,      Registration Rights Agreement with Swartz ..................
EX-4.6,      Letter Agreement with Swartz ...............................
EX-4.7,      Employees Stock Option Plan ................................
EX-5.1,      Legal Opinion ..............................................
EX-8.5,      Form of Additional Warrants to Swartz ......................
EX-10.1,     Contract with Investment Management of America, Inc. .......
EX-10.2,     Progressive Mailer Corporation Merger Agreement ............
EX-10.3,     LuFam Technologies, Inc. Asset Purchase Agreement ..........
EX-10.4,     Unergi, Inc. Amended Agreement and Plan of Merger ..........
EX-10.5,     Scovel Corporation Agreement and Plan of Merger ............
EX-10.6,     Multiadd, LLC Exclusive Distribution Contract ..............
EX-10.7,     Carson-Jensen-Anderson Enterprises, Inc.
             Marketing Agreement ........................................

EX-10.8,     St. James Properties, Inc. Lease Contract ..................
EX-21.1,     List of Subsidiaries .......................................
EX-23.1,     Consent of Legal Counsel ...................................
EX-23.2,     Consent of Independent Auditors ............................
EX-27.1,     Financial Data Schedule ....................................
EX-99.1,     Trademark Registration Pending Documents ...................
EX-99.2,     John Thatch, President/CEO Employment Agreement ............

PROSPECTUS

New Millennium Media International, Inc.
101 Philippe Parkway Suite 300
Safety Harbor, Florida 34695
(727) 797-6664

The Resale of 25,160,000 Shares of Common Stock

The selling price of the shares will be determined by market factors at the time of their resale.

This prospectus relates to the resale by the selling shareholders of up to 25,160,000 shares of common stock. The selling shareholders may sell the stock from time to time in the over-the-counter market at the prevailing market price or in negotiated transactions. Of the shares offered,
o    2,160,000 shares are presently outstanding to accredited investors,
o up to 17,181,818 shares are issuable to Swartz Private Equity, LLC based on an Investment Agreement dated as of May 19, 2000,
o up to 1,100,000 shares are issuable to Swartz Private Equity, LLC upon the exercise of warrants issued to Swartz under the Investment Agreement as Commitment Warrants and Additional Warrants,
o up to 1,718,182 shares are issuable to Swartz Private Equity, LLC upon the exercise of warrants issued to Swartz under the Investment Agreement as "Purchase Warrants",
o 3,000,000 shares are outstanding to Investment Management of America, Inc. to convert 3,000,000 shares of Series A Convertible Preferred Stock.

We will receive no proceeds from the sale of the shares by the selling shareholders. However, we have received proceeds from the sale of the Series A Preferred shares that are presently outstanding and may receive up to $25 million of proceeds from the sale of shares to Swartz and we may receive additional proceeds from the sale to Swartz of shares issuable upon the exercise of any warrants that may be exercised by Swartz.

Our common stock is quoted on the over-the-counter Electronic Bulletin Board under the symbol NMMI. On August 28, 2000, the average of the bid and asked prices of the common stock on the Bulletin Board was $0.70 per share.

Investing in the common stock involves a high degree of risk. You should invest in the common stock only if you can afford to lose your entire investment See "Risk Factors" beginning on page 12 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities nor determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 28, 2000.

Please read this prospectus carefully. It describes our company, finances, products and services. Federal and state securities laws require that we include in this prospectus all the important information that you will need to make an investment decision.

You should rely only on the information contained or incorporated by reference in this prospectus to make your investment decision. We have not authorized anyone to provide you with different information. The selling shareholders are not offering these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus.

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

                                Table of Contents

                                  Page                                      Page
Prospectus Summary.................. 7    Where You Can Find More
Summary Financial Data..............11      Information.......................29
Risk Factors........................12    Description of Business.............30
Use of Proceeds.....................19    Management's Discussion and
Price Range of Common Stock.........19      Analysis or Plan of Operation.....33
Dilution............................20    Description of Property.............34
Selling Security Holders............20    Certain Relationships and
Plan of Distribution................22      Related Transactions..............34
Swartz Investment Agreement.........22    Market for Common Equity and
Additional Securities Being                 Related Stockholder Matters.......35
  Registered........................24    Executive Compensation..............36
Legal Proceedings...................26    Index to Financial Statements.......37
Directors and Officers..............26    Indemnification of Directors
Security Ownership of Certain               and Officers......................58
  Beneficial Owners and                   Expenses of Issuance and
  Management........................27      Distribution......................58
Description of Securities...........28    Recent Sales of Unregistered
Interest of Named Experts                   Securities........................59
  and Counsel.......................29    Exhibits Index......................60
Disclosure of Commission                  Undertakings........................61
  Position of Indemnification             Signatures..........................63
  For Securities Act
  Liabilities.......................30

ITEM 3. SUMMARY INFORMATION AND RISK FACTORS

This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider before investing in the common stock. You should read the entire prospectus carefully, including the "Risk Factors" section.

New Millennium Media International, Inc. was originally incorporated April 21, 1998 in Colorado under the name New Millennium Media International, Inc. On April 30, 1998 Progressive Mailer Corp., a Florida corporation, merged into NMMI. August 31, 1999 NMMI acquired Unergi, Inc., a Nevada corporation, by merging Unergi into New Millennium Media, Inc., a Colorado corporation, a wholly owned subsidiary of NMMI by way of a tax free reorganization.

Our principal executive offices are located at 101 Philippe Parkway, Suite 300, Safety Harbor, Florida 34695, (727) 797-6664, fax (727) 797-7770.

Some of the statements contained in this prospectus, including statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operation" and "Business," are forward-looking and may involve a number of risks and uncertainties. Actual results and future events may differ significantly based upon a number of factors, including:
o    our significant historical losses and the expectation of continuing losses;
o    rapid technological change in the motion billboard industry;
o    our reliance on key strategic relationships and accounts;
o    the impact of competitive products, services and pricing;
o    uncertain protection of our intellectual property rights; and
o uncertainty of our exclusivity in the United States regarding our purchase of "Eye Catcher" display boards.

In this prospectus, we refer to New Millennium Media International, Inc. as "NMMI" or "we". We refer to Swartz Private Equity, LLC as "Swartz".

OUR BUSINESS
According to the Outdoor Advertising Association of America, Inc. the outdoor display advertising business reported earnings of 2.330 billion in 1998, an increase of 9.1% over the previous year and the first quarter of 1999 revenues were up 7.5% over the same period in 1998. This continued growth reflects the popularity and effectiveness of outdoor and indoor advertising from both existing and new advertisers. NMMI intends to capitalize on the demand for display advertising in two ways. NMMI plans to install LED outdoor displays in high traffic areas, and form joint ventures with strategic partners to place a large number of indoor "Illumisign-Eyecatcher" patented eye catcher boards. NMMI intends to secure highly visible sites throughout the United States and provide superior service within the industry. The new millennium will demand the highest digital quality and the most cost efficient LED advertising boards available. We believe NMMI already has the product available and subject to available financing we are ready to introduce the product to the consumer. NMMI has an opportunity to become an industry leader in the indoor and outdoor advertising industry. NMMI has the exclusive U.S. rights to an indoor advertising board called the Illumisign-EyeCatcher Display. This is a patented product, which ranges in size from 11"x17" to 48"x72". These signs can display up to 24 advertisements on a rotating basis. Each rotation can be set to run from three seconds to one hour. Illumisigns can generate revenues up to $5,000 a month per display.

NMMI has another product from a manufacturer of LED boards. NMMI has partnered with E-Vision LED, Inc., a U.S. based company whose affiliates manufacture LED displays. E-Vision will sell us the LED boards at manufacturer's cost and will be a limited partner in the revenues that the boards produce. This allows NMMI to purchase the highest quality product at a greatly reduced cost. This business arrangement should also enable us to deploy approximately 2 1/2 times the number of boards that we would otherwise have been able to. We also have teamed up with several advertising companies throughout the country. This enables us to sell advertisements on a national level that will benefit us in placing boards throughout the U.S.

E-Vision's supplier has the capability to manufacture any size board including boards for sporting events. These LED boards can operate any commercial format on any size board. Management believes this gives NMMI a strong competitive advantage over other display boards for which the commercial must be reformatted which often takes weeks. E-Vision LED displays will run any format on any size board with consistent color quality and clarity. Color quality and clarity are very important to a national advertiser who wants their colors and logos the same on all boards. E-Vision will assist NMMI with training and support from the first board and will provide NMMI with ongoing assistance in all aspects of programming, technical and software support. As a manufacturing partner, E-Vision and its affiliates will supply NMMI, free of charge software upgrades as they become available. NMMI also has an agreement for the U.S. distribution rights from Multiadd, a Great Britain based company and its patent owner, Maurice Grosse. Multiadd manufactures a patented indoor display board, which is called the "Illumisign-Eyecatcher" display. This display is steel incased, front lighted, and displays poster type ads. The "Illumisign-Eyecatcher" is capable of displaying up to 24 advertisements from size 11"x17" to 48"x72." Each advertisement has the ability to rotate in cycles of two seconds to one hour. This is a significant advantage over other indoor boards, as the competitive boards only display one to ten poster ads at a time.

OUR INVESTMENT AGREEMENT
We have entered into an Investment Agreement with Swartz Private Equity, LLC ("Swartz") to raise up to $25 million over a term ending 36 months after the effective date of this registration statement through a series of sales of our common stock to Swartz. The dollar amount of each sale is limited by our common stock's trading volume. A minimum period of time must occur between sales. In turn, Swartz will either sell our stock in the open market, sell our stock to other investors through negotiated transactions or hold our stock in its own portfolio. This prospectus covers the resale of our stock by Swartz either in the open market or to other investors.

ADDITIONAL SHARES WE ARE REGISTERING
On April 12, 2000 we designated 5,000,000 of the 10,000,000 authorized Preferred shares as Series A Convertible Preferred Stock, par value $0.001, and issued 3,000,000 shares as Series A Convertible Preferred Stock to Investment Management of America, Inc. A fund of 3,000,000 shares of Common Stock from which to convert the 3,000,000 shares of Series A Convertible Preferred Stock is included in this registration statement.

Recently, we conveyed an aggregate of 2,160,000 shares of common stock to certain qualified private investors. This number includes options, see Item 26, Recent Sales of Unregistered Securities. The resale of these shares of common stock by the private investors is included in this registration statement.

Key Facts

Total shares outstanding prior         24,099,462(1) as of August 28, 2000
to this offering

Shares being offered for resale        25,160,000(2) (Maximum)
to the public

Total shares outstanding after         52,259,462
this offering

Price per share to the public          Market price at time of resale

Total proceeds raised by offering      None; however, we have received proceeds
                                       from the sale of shares that are
                                       presently outstanding, we may receive up to $25 million from the sale to Swartz of shares issuable upon the exercise of any warrants issued to Swartz pursuant to the Investment Agreement.

Use of proceeds from the sale          We plan to use the proceeds for working
of the shares to Swartz                capital and general corporate purposes.

OTC Bulletin Board Symbol              NMMI

(1) Does not include 3,000,000 shares of Series A Convertible Preferred Stock issued to Investment Management of America, Inc.
(2) Includes (i) 2,160,000 shares that are presently outstanding to qualified investors, (ii) up to 17,181,818 shares that may be issued to Swartz pursuant to the Investment Agreement, (iii) 1,100,000 shares underlying warrants issued and issuable to Swartz in connection with the Investment Agreement, (iv) 3,000,000 shares as a pool from which to issue the ESOP shares as required from time to time, (v) 3,000,000 shares of Common Stock from which to convert the 3,000,000 shares of Class A Convertible Preferred Stock issued to Investment Management of America, Inc.

SUMMARY FINANCIAL DATA
The information below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere in this prospectus.

                                    Year Ended             Six Months Ended
                                    December 31                 June 30
                                    -----------                 -------
                                 1998         1999         1999         2000
                                 ----         ----         ----         ----
                                                        (Unaudited)  (Unaudited)
Revenues                          10,632       49,176        6,911         --
Operating Expenses               616,856      495,161      132,626      123,875
Net Loss                         606,224      445,985      125,715      123,875
Loss per share                      0.15         0.03        0.009        0.005
Weighted average number of
common shares outstanding      3,662,500   14,704,940   13,968,333   23,589,672

                                                                  March 31, 2000
                                                                  --------------
                                                                     (Unaudited)
Balance Sheet Data:
        Working capital ..............................                 (942,445)
        Total assets .................................                1,515,046
        Total liabilities ............................                1,795,138
        Shareholders' deficit ........................                 (280,098)

RISK FACTORS
An  investment  in  the  shares  of  Common  Stock  of  New   Millennium   Media
International, Inc. offered hereby involves a high degree of risk. The prospective investor should consider carefully the following risk factors, in addition to the other information obtained by the investor in evaluating an investment in shares of Common Stock offered hereby. The materials provided to the investor contain forward-looking statements that involve risks and uncertainties and address, among other things, the Company's acquisition and expansion strategy, use of proceeds, capital expenditures, liquidity, third-party contractual arrangements, cost-reduction strategy, integration of acquired companies, and product demand. Actual results may differ materially from those discussed in forward-looking statements as a result of various factors, including those set forth below.

THE COMPANY HAS LIMITED OPERATING HISTORY AND FUTURE REVENUES ARE UNPREDICTABLE. In July 1999 NASD enacted an eligibility rule that requires any public company to be in full compliance with all of the financial reporting requirements of the Securities Act. On January 25, 2000 NMMI received a thirty-day eligibility symbol because of its failure to timely file the required certified financial reports. On February 24, 2000 NMMI was "delisted" and placed on the "pink sheets" National Quotation System. In lieu of filing form 10 and bring current the needed certified financial statements by certified audit, the Company elected to reverse merge with a compliant shell corporation. Thus, the Company completed the process of a reverse merger with Scovel Corporation wherein New Millennium Media International, Inc. was the surviving entity with the ultimate result of the Company's Common Stock being traded Bulletin Board. There can be no assurance that the intended result will be achieved. It is not certain that the Company has the technical capability to support the potential that the Illumisign-Eyecatcher and LED boards could attract. The Company has just begun to actively sell its advertising product and it has no operating history available to evaluate its business and prospects. Potential investors should consider the Company's prospects in light of the following risks, expenses and uncertainties that may be encountered by development stage companies, which risks and uncertainties include:
o    an evolving and unproven business model;
o    management of an expanding business in a rapidly changing market;
o    attracting new advertising customers and maintaining customer satisfaction;
o locating and leasing suitable site locations, indoor and outside, for the display boards;
o introducing new and enhanced innovative display services, products and alliances;
o attaining acceptable profit margins notwithstanding competition and rising wholesale prices; and
o minimizing technical difficulties, display board downtime and the effect of competition from other media.

As a result of the Company's lack of operating history and the emerging nature of the media in which it competes, it is unable to accurately forecast its revenues. The Company's current and future expense levels are based predominantly on its operating plans and estimates of future revenues. The Company may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in revenues would likely have an immediate material adverse effect on its business, operating results and financial condition. Further, the Company currently intends to substantially increase its operating expenses to purchase additional display boards, indoor and outdoor, as well as develop additional site locations. It is intended the Company will be innovative in its choice of sites and the location within the sites.

The Company expects to experience significant fluctuations in its future operating results due to numerous factors, many of which are outside the Company's control. Factors that may adversely affect the Company's operating results include, but are not limited to:
o the Company's ability to attract and retain advertising customers at a steady rate and maintain customer satisfaction,
o    the continued availability of the various size and model display board,
o the Company's ability to locate and lease suitable site locations for placement of the display boards,
o the announcement or introduction of new sites, services and enhanced products by competitors,
o general economic conditions and economic conditions specific to the advertising industry,
o the level of response and consumer acceptance of the display boards for the purchase of consumer products and services,
o the Company's ability to upgrade and develop its display systems and infrastructure and to attract and retain personnel in a timely and effective manner,

o many cities and states have regulations that prohibit LED signs on the basis that the signs may be distracting to passing drivers and may lead to an increase in the number of traffic accidents,
o the amount and timing of operating costs and capital expenditures relating to expansion of the Company's business, operations and infrastructure.

If the Company does not successfully manage these risks, its business, operating results and financial condition would be materially adversely affected. The Company cannot assure you that it will successfully address these risks or that its business strategy will be successful. If the Company does not become profitable, you may lose your entire investment.

THE COMPANY HAS INCURRED LOSSES AND EXPECTS TO INCUR SUBSTANTIAL NET LOSSES FOR THE FORESEEABLE FUTURE.
Since inception, the Company has been operating at a loss and expects that operating losses and negative cash flow will continue for the foreseeable future as it invests in marketing and promotional activities, technology and equipment systems. The Company believes that increasing its revenues will depend in large part on its ability to:
o    develop and lease suitable site locations;
o generate innovative spots within the site locations that are best suited for effective marketing and other promotional activities;
o    develop consumer awareness and recognition for our advertisers
o    generate interest in advertisers for our brand display board product;
o continued development of enhancing our existing display boards and development of newer innovative display boards to stay ahead of competitors in this market;
o attract suitable talented personnel who are able to recognize potential customers, advertisers, locations and improvements of the display boards;
o provide its customers, both advertisers and location owners, with a quality trouble-free product and quality courteous service;
o    develop strategic relationships.

The Company's future profitability depends on generating and sustaining high revenue growth while maintaining reasonable expense levels. Slower revenue growth than the Company anticipated or operating expenses that exceed its expectations would adversely affect its business, operating results and financial condition. The Company cannot be certain when or if it will achieve sufficient revenues in relation to expenses to become profitable. If the Company is unable to become profitable, you will lose your entire investment.

GOING CONCERN UNCERTAINTY
The Company has incurred recurring operating losses and negative cash flows and has negative working capital. The Company has financed itself primarily through the sale of its stock and related party borrowings. These conditions raise substantial doubt about the Company's ability to continue as a going concern. As noted in our financial statement, the Company has initiated several actions to generate working capital for expected advertising growth.

There can be no assurance that the Company will be success in implementing its plans, or if such plans are implemented, that the Company will be successful.

THE COMPANY WILL NEED ADDITIONAL CAPITAL TO FUND ITS BUSINESS.
The Company requires substantial working capital to fund its business and may need more in the future to:
o    fund negative cash flow from operations for the foreseeable future,
o    complete additional acquisitions to expand the distribution system,
o acquire additional equipment and to improve and enhance the functionality, capacity and performance of its display boards.

Based on the its current operating plan, it anticipates that the net proceeds from this transaction with Swartz Private Equity, LLC, together with Company available funds, will be sufficient to satisfy its anticipated needs for working capital, capital expenditures and business expansion for the foreseeable future. Alternatively, it may need to raise additional funds sooner in order to fund more rapid expansion, to develop new or enhanced equipment (display boards, both indoor and outdoor), services, site locations or to respond to competitive pressures. If the Company raises additional funds by issuing equity or convertible debt securities, the percentage ownership of its stockholders will be diluted. Further, any new securities could have rights, preferences and privileges senior to those of the preferred stock and common stock.

The Company currently does not have any commitments for additional financing. It cannot be certain that additional financing will be available in the future to the extent required or that, if available, it will be on acceptable terms. If adequate funds are not available on acceptable terms, the Company may not be able to fund its expansion, consummate acquisitions, develop or enhance its products or services or respond to competitive pressures.

RELIANCE ON ADVERTISING SALES AND LOCATION LEASES; POTENTIAL ADVERSE CHANGES IN COMMISSION PAYMENTS.
The Company is dependent on selecting the proper display boards in the most suitable location with the most dynamic advertising material for the particular needs of the advertiser in order to offer its customers the quality results that are necessary for a continuing lasting business relationship. The Company currently has agreements with its display board suppliers that obligate the Company to purchase display boards and products over an extended period of time. In addition, the Company currently has agreements with its advertisers and locations. Accordingly, advertisers could elect to display visual ads with the site locations directly or through other sales and distribution channels which could significantly decrease the amount of its business, operating results and financial condition.

In addition, substantially all of the Company's sales are dependent on the commissions customarily paid by advertisers for ad placements. Consistent with industry practices, these advertising sales people are not obligated to direct their advertising customers to any particular agency or media of advertising. Accordingly, advertisers can reduce current industry commission rates or eliminate such commissions entirely and deal directly with the locations, which would have a material adverse effect on Company business, operating results and financial condition. For example, there can be no assurance that advertisers will chose to deal through an agency with whom the Company has a relationship or deal directly with the owner of the site location for the placement of a static visual poster type ad.

CURRENT CONTRACTS OF SIGNIFICANCE.
MultiAdd is a Great Britain based company that manufactures and is patent licensee in the United States for the "Illumisign-Eyecatcher" indoor display boards. MultiAdd has signed an agreement giving NMMI the exclusive rights to operate, distribute and sell the "Illumisign-Eyecatcher" boards in the United States. Should this contract be terminated it could cause a material adverse affect to the company and its operations.

THE COMPANY'S BRAND MAY NOT ATTAIN SUFFICIENT RECOGNITION.
The Company  believes  that  establishing,  maintaining  and enhancing its brand
(NMMI brand) is a critical aspect of its efforts to attract and expand its advertising customer base. The number of visual billboard advertisers that offer competing services, many of which already have well-established brands generally, increase the importance of establishing and maintaining brand name recognition. Promotion of the Company's NMMI brand name will depend largely on its success in providing a high quality advertising experience supported by a high level of customer service, which cannot be assured. To attract and retain advertiser customers and to promote and maintain its quality site locations, the Company may find it necessary to increase substantially its financial commitment to creating and maintaining a strong brand loyalty among customers. This will require significant expenditures on advertising and marketing its own brand name. Each display board will display the Company's own brand name, address and phone number. If the Company is unable to provide high-quality advertisers, displays and locations and customer support, or otherwise fails to promote and maintain high quality advertising, or if it incurs excessive expenses in an attempt to promote and maintain high quality, its business, operating results and financial condition would be materially adversely affected.

THE ADVERTISING INDUSTRY IS SUBJECT TO ECONOMIC CONDITIONS AND OTHER UNFORESEEN EVENTS.
The advertising industry, especially visual display media, is dependent on personal spending levels and habits of the consuming public. It is also sensitive to changes in economic conditions and tends to increase during general economic downturns and recessions. The advertising industry is also highly susceptible to unforeseen events, such as new trend products, regional necessities, discretionary spending, price fluctuation, weather patterns and innovative advertising media. Any event that results in economic decline generally would likely have an ultimate material adverse effect on the advertising business, its operating results and financial condition.

COMPETITION.
For years the billboard industry has seen several consolidations with large corporate owners acquiring smaller (fewer than 50 billboards) independent operators. The purpose of these consolidations is to provide a platform for the corporate owners to attract large regional and national advertisers. Billboard advertising has evolved from painted signs without lights, to lighted signs, to vinyl covered signs to prism boards (three sided boards which rotate three ads). Advertisers soon learned that rotating signs attract the attention of viewers much more effectively than static signs. Today, the prism sign is second only to LED display signs in popularity with advertisers. The most prominent LED display sign is in Times Square in New York City. Despite the effectiveness of LED outdoor advertising, the billboard industry is slowly moving to the LED display sign because most large companies have a substantial investment in static signs. The cost to change a traditional static board to an LED display approximately $1,000.000 to $2,000.000. Another reason is that LED signs may only be installed in certain traffic areas because many cities and states have regulations that prohibit LED and prism signs on the basis that the signs may be distracting to passing drivers and may lead to an increase in the number of traffic accidents. NMMI has targeted markets where this may not be an issue.

There are two reasons for the changes in outdoor advertising. First, technological improvements have made the prism and LED boards affordable. Second, moving ads have a much greater impact on viewers than static ads. In a digital society there must be an effective way for advertisers to display their product in its true form. The competition in indoor advertising is limited. Most indoor companies sell single poster board advertisements, ranging from all different sizes and place them in theaters, malls, airports, etc. One competitor has a board similar to the Illumisign-Eyecatcher board, but it rolls paper ads form one end to the other. These boards are expensive to maintain and cost much more for ad production than the "Illumisign-Eyecatcher" board.

The Company needs to keep up with rapid technological changes that affect movable visual billboard advertising. To remain competitive, the Company must continue to enhance and improve the customer service, responsiveness, quality of spot and site locations, visual functionality of the boards and the display ad and ultimate customer response. Indoor and outdoor billboard advertising are characterized by:
o    Rapid technological change;
o    Changes in advertiser requirements and preferences;
o    Changes in consumer requirements and preferences
o    Frequent new product and service introductions embodying new technologies;
o    The emergence of new industry standards and practices.

The evolving nature of the Internet already has a major effect on the presently existing methods of advertising. This trend is destined to continue to affect not only visual advertising in general, but also proprietary technology and systems. The Company's success will depend, in part, on its ability to:
o    Stay abreast of leading  technologies useful in the Company's  business;
o    Enhance its existing services;

o    Develop  new  services  and  technology   that  address  the   increasingly
     sophisticated and varied needs of its customers; and
o Respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

The development of the Company's visual display board business entails significant business risks. The Company might not successfully use new technologies effectively or adapt its existing capabilities, high technology equipment and transaction producing efforts to customer requirements or emerging industry standards. If it is unable, for technical, legal, financial or other reasons to adapt in a timely manner, in response to changing market conditions or customer requirements, its business, financial condition and results of operations could be adversely affected.

THE COMPANY'S PROPOSED GROWTH MAY ADVERSELY AFFECT ITS OPERATING RESULTS.
The Company's proposed growth plan involves a number of special risks including:
o    failure of the Company to achieve the results it expects,
o    diversion of its management's attention from operational matters,
o    its inability to retain key personnel,
o    risks associated with unanticipated events or liabilities,
o    potential disruption of its business,
o    customer dissatisfaction or performance problems at the site locations,
o    vandalism or intentional destruction or theft of the display boards.

PURCHASERS OF THE COMMON STOCK IN THIS TRANSACTION WILL EXPERIENCE SUBSTANTIAL DILUTION.
Based upon the terms of the Investment agreement, purchasers of the common stock could experience a substantial dilution in net tangible book value of the Company's Common Stock purchased. The stock issued in connection with this transaction will be valued at the closing based upon the price per share as required in the fully executed Investment Agreement. The Company cannot presently ascertain the number of shares to be issued after the closing. Under the Investment Agreement this number may be up to 17,181,818 shares, plus any additional shares as may be registered in the future for SEC purposes. Consequently, purchasers of the Company's stock may experience substantial dilution in the future up to the number of shares registered.

NO PUBLIC MARKET FOR STOCK.
The Company's common stock may be deemed a penny stock. Penny stocks generally are equity securities with a price of less than $5.00 per share other than securities registered on certain national securities exchanges or quoted on the Nasdaq Stock Market, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The Company's securities may be subject to "penny stock rules" that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the "penny stock rules" require the delivery, prior to the transaction, of a disclosure schedule prescribed by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. Consequently, the "penny stock rules" may restrict the ability of broker-dealers to sell the Company's securities. The foregoing required penny stock restrictions will not apply to the Company's securities if such securities maintain a market price of $5.00 or greater. As of the date of this report, the trading price of New Millennium's common stock is in excess of $5.00 per share, although there can be no assurance that the price of the Company's securities will maintain such a level.

ITEM 4. USE OF PROCEEDS

The net proceeds from the sale of the shares of Common Stock of New Millennium Media International, Inc. to Swartz Private Equity, LLC at a total gross aggregate price of up to twenty five million dollars ($25,000,000) is intended to be used for the following purposes:
o to fund anticipated operating losses, including sales and marketing expenses;
o to purchase additional equipment and LED Display Boards and indoor Illumisign-Eyecatcher display boards;
o    for working capital and other general corporate purposes; and
o and to fund payment obligations for contemplated acquisitions and corporate partnering arrangements.

We reserve the right to vary the use of proceeds among the categories listed above because our ability to use the proceeds is dependent on a number of factors, including the extent of market acceptance of our variety of display boards, unexpected expenditures for further technical development, sales and marketing efforts and the effects of competition.

From time to time we also expect to evaluate possible acquisitions of, or investment in businesses and technologies that are complementary to our business and technologies and may use net proceeds from the sale for such purposes. While we consider potential investments or acquisitions from time to time, we have no firm plans, commitments or agreements with respect to any such investment or acquisitions.

Until we use the net proceeds of the offering, we will invest the funds in investment grade, interest-bearing securities.

ITEM 5. PRICE RANGE OF COMMON STOCK

Subsequent to our delisting on February 24, 2000 our common stock is presently trading on the "pink sheets"; prior to the delisting the common stock traded on the OTC. The following table sets forth the high and low bid prices of our common stock on the last day of each quarter beginning with the second quarter of 1998 when the company was incorporated, through the second quarter of 2000.

The quotations set forth below reflect inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions.

Year                                                 High Bid        Low Bid
----                                                 --------        -------

1998
----
Second Quarter                                          .875            .875
Third Quarter                                          1.000           1.000
Fourth Quarter                                          .437            .406

1999
----
First Quarter                                           .313            .313
Second Quarter                                          .406            .406
Third Quarter                                           .125            .125
Fourth Quarter                                          .120            .120

2000
----
First Quarter                                           .875            .875
Second Quarter                                         1.000           1.000
Third quarter through August 11, 2000                   .700            .700

ITEM 6. DILUTION

At June 30, 2000, we had a net tangible book value of $(1,132,187) or approximately $(.05) per share of common stock. Net tangible book value per share represents the amount of our total tangible assets less our total liabilities, divided by the number of shares of common stock outstanding. After giving effect to the receipt of the estimated net proceeds from our sale of the offering price of $.90 per unit (after deducting underwriting discounts and estimated offering expenses payable by us) the net tangible book value as of June 30, 2000, would have been approximately $16,237,813 or $.37 per share of common stock. This would represent an immediate increase in the net tangible book value per share of common stock of $.42 to existing shareholders and an immediate dilution of $.63 per share to new investors purchasing our units in the offering. Dilution is determined by subtracting net tangible book value per share after the offering from the offering price to investors.

The following table illustrates this per share dilution:

Assumed offering price per share of class A common
    stock contained in our unit                                     $ 1.00
Net tangible book value per share of common stock
    before the offering                                             $ (.05)
Increase attributable to new investors                              $  .42

Proforma net tangible book value after the offering                 $  .37
Dilution to new investors                                           $  .63

Percentage of dilution to new investors                                 63%

The following table summarizes the number of shares of common stock newly issued under this Registration Statement. The table reflects 1,000,000 commitment warrants at $.30 a share and 19,000,000 shares at $1.00.

The table, with respect to new investors, gives effect to 20,000,000 shares as if issued June 30, 2000.

         Share      Purchased     Consideration        Paid       Average Price
         Number     Percentage        Amount        Percentage      Per Share
         ------     ----------        ------        ----------      ---------

Existing Shareholders          24,099,462        53.57     $    963,978      .04
New Investors                  20,000,000        46.43     $ 20,000,000     1.00
                               ----------        -----     ------------
Total                          44,099,462       100.00%    $ 20,963,978      .49

ITEM 7. SELLING SECURITY HOLDERS

The following table provides certain information with respect to the selling shareholders' beneficial ownership of our common stock as of the date of this filing and as adjusted to give effect to the sale of all of the shares offered hereby except Investment Management of America, Inc. Other than Investment Management of America, Inc., none of the selling shareholders currently is an affiliate of ours and none of them has had a material relationship with us during the past three years. None of the selling shareholders are or were affiliated with registered broker-dealers. See "Plan of Distribution." The selling shareholders possess sole voting and investment power with respect to the securities shown.

                                                      Shares Beneficially
                                                             Owned

                      Number of Shares                  After Offering
                                                        --------------
                     Beneficially Owned    Number of        Number
        Name           Before Offering   Shares Offered    of Shares  Percentage
        ----           ---------------   --------------    ---------  ----------

Swartz Private
Equity, LLC               1,000,000       0,000,000(1)        -0-(2)      -0-
Investment Management
of America, Inc.          6,632,080(3)    3,000,000        6,632,080      21%
Raymond D. Benedict          20,000          20,000           20,000
Thomas H. Breiter            20,000          20,000           20,000
Alan D. Bridges              10,000          10,000           10,000
Thomas Daley                 20,000          20,000           20,000
William L. Gaskins            4,000           4,000            4,000
Kirtinai Jeerapaet           30,000          30,000           30,000
Michael McEnany              30,000          30,000           30,000
John T. Puls                200,000         200,000          200,000
Richard Puls                  8,000           8,000            8,000
Barry Rusche                  5,000           5,000            5,000
Charles Saulino             100,000         100,000          100,000
Paul Skversky                10,000          10,000           10,000
Bonnie Sonnenfield           10,000          10,000           10,000
Rosalie Stall                 5,000           5,000            5,000
HNC Associates, LLC         100,000         100,000          100,000
Gerry Ghini                 500,000         500,000          500,000
Russell Wahl                400,000         400,000          400,000
Eric Kennedy                100,000         100,000          100,000

William H. Simon            500,000         500,000          500,000
William Acquaviva            10,000          10,000           10,000
Robert Colvin                10,000          10,000           10,000
William Long                 10,000          10,000           10,000
Timothy Meenan               10,000          10,000           10,000
Randall Willis                3,000           3,000            3,000
Jack Wynn                     5,000           5,000            5,000
Peter Jensen                 40,000          40,000           40,000

(1) Represents the maximum number of shares of common stock that we may sell to Swartz pursuant to the Investment Agreement Puts and upon the exercise by Swartz of Warrants issued or issuable in connection with the Investment Agreement. It is expected that Swartz will not own beneficially more than 9.9% of our outstanding common stock at any time.
(2) Assumes that Swartz shares will eventually be resold by Swartz and none will be held for its own account.
(3) 3,000,000 shares of Series A Convertible Preferred that will convert to Common stock on a 1:1 ratio. Three of the officers and directors of Investment Management of America, Inc. serve on the board of directors of NMMI.

ITEM 8. PLAN OF DISTRIBUTION

SWARTZ INVESTMENT AGREEMENT
On May 19, 2000, we entered into an Investment Agreement with Swartz. The Investment Agreement entitles us to issue and sell our common stock to Swartz for up to an aggregate of $25 million from time to time during the three-year period following the date of effectiveness of a registration statement covering the resale of the shares to be put to Swartz. Each election by us to sell stock to Swartz is referred to as a "put right".

Put rights. In order to invoke a put right, we must have an effective registration statement on file with the SEC registering the resale of the shares of common stock that may be issued as a consequence of the exercise of that put right. We must also give at least 10, but not more than 20 business days' advance notice to Swartz of the date on which we intend to exercise a particular put right and we must indicate the maximum number of shares of common stock that we intend to sell to Swartz. At our option, we may also designate a maximum dollar amount of common stock (not to exceed $2 million) that we will sell under the put and/or a minimum purchase price per common share at which Swartz may purchase shares under the put. The number of shares of common stock sold to Swartz in a put may not exceed the lesser of: (i) 15% of the aggregate daily reported trading volume of our common shares, excluding certain block trades of our common stock during the twenty business days after the date of our put notice, excluding trading days in which the common stock trades below a minimum price, if any, that we specify in our put notice: (ii) 15% of the aggregate daily reported trading volume of our common shares during the twenty business days before the put date, excluding certain block trades; or (iii) a number of shares that, when added to the number of shares acquired by Swartz under the Investment Agreement during the thirty one days preceding the put date, would exceed 9.99% of our total number of shares of common stock outstanding (as calculated under Section 13(d) of the Securities Exchange Act of 1934).

For each share of common stock, Swartz will pay us the lesser of:
o    The market price for such share, minus $.10 or
o    92% of the market price for the share;
provided, however, that Swartz may not pay us less than the designated minimum per share price, if any, that we indicate in our notice.

Market price is defined as the lowest closing bid price for the common stock on its principal market during the pricing period. The pricing period is defined as the 20 business days immediately following the day we exercise the put right.

Warrants. Within five business days after the end of each pricing period, we are required to issue and deliver to Swartz a warrant to purchase a number of shares of common stock equal to 10% of the common shares issued to Swartz in the applicable put. Each warrant will be exercisable at a price that will initially equal 110% of the market price for that put and thereafter may be reset every six months. Each warrant will be immediately exercisable and have a term beginning on the date of issuance and ending five years thereafter.

Limitations and conditions precedent to our put rights. Swartz is not required to acquire and pay for any shares of common stock with respect to any particular put for which, between the date we give advance notice of an intended put and the date the particular put closes:
o we have announced or implemented a stock split or combination of our common stock;
o    we have paid a common stock dividend;
o we have made a distribution of all or any portion of our assets or evidences of indebtedness to the holders of our common stock; or
o we have consummated a major transaction, such as a sale of all or substantially all of our assets or a merger or tender or exchange offer that results in a change of control of NMMI.

Short sales. Swartz and its affiliates are prohibited from engaging in short sales of our common stock unless Swartz has received a put notice and the amount of shares involved in the short sale does not exceed the number of shares specified in the put notice.

Cancellation of puts. We must cancel a particular put between the date of the advance put notice and the last day of the pricing period if:
o we discover an undisclosed material fact relevant to Swartz's investment decision;
o the registration statement registering resales of the common shares becomes ineffective; or
o    our shares are delisted from the then primary exchange.

If a put is canceled, it will continue to be effective, but the pricing period for the put will terminate on the date notice of cancellation of the put is given to Swartz. Because the pricing period will be shortened, the number of shares Swartz will be required to purchase in the canceled put will be smaller than it would have been had the put not been canceled.

Shareholder approval. Under the Investment Agreement, we may sell Swartz a number of shares that is more than 20% of our shares outstanding on the date of this prospectus. If we become listed on The NASDAQ Small Cap Market or Nasdaq National Market, we may be required to obtain shareholder approval to issue some or all of the shares to Swartz. As we are currently a Bulletin Board company, we do not need shareholder approval.

Termination of Investment Agreement. We may terminate our right to initiate further puts or terminate the Investment Agreement at any time by providing Swartz with notice of such intention to terminate; however, any such termination will not affect any other rights or obligations we have concerning the Investment Agreement or any related agreement.

Restrictive covenants. During the term of the Investment Agreement and for a period of 6 months after the Investment Agreement is terminated, we are prohibited from engaging in certain transactions. These include the issuance of any equity securities, or debt securities convertible into equity securities, for cash in a private transaction without obtaining the prior written approval of Swartz. We are also prohibited from entering into any private equity line type agreements similar to the Investment Agreement without obtaining Swartz's prior written approval.

Right of first refusal. Swartz has a right of first refusal, subject to another first refusal obligation for which we are contractually obligated, to participate in any private capital raising transaction of equity securities that closes from the date of the Investment Agreement (July 9, 1999) through 6 months after the Investment Agreement is terminated.

Swartz's right of indemnification. We have agreed to indemnify Swartz (including its stockholders, officers, directors, employees, investors and agents) from all liability and losses resulting from any misrepresentations or breaches we make in connection with the Investment Agreement, our registration rights agreement, other related agreements, or the registration statement.

ADDITIONAL SECURITIES BEING REGISTERED
NMMI needed three million shares of common stock to satisfy overdue contractual obligations of two individuals. NMMI did not have available sufficient shares of common stock to satisfy this requirement, but had available ten million shares of Preferred Stock. Investment Management of America, Inc. is the owner of approximately twelve million shares of NMMI Common Stock. The NMMI Board of Directors passed a resolution creating a Series A Convertible Preferred Stock as to five million shares of the Preferred Stock. On April 12, 2000 NMMI entered into an agreement with Investment Management of America, Inc. wherein Investment Management of America, Inc. traded three million shares of its Common Stock for three million shares of NMMI's Series A Convertible Preferred Stock with the contractual requirement that NMMI will authorize at least three million additional shares of Common Stock and include the three million shares of Common Stock in this SB-2 filing, thus creating the shares of Common Stock for which Investment Management of America, Inc. can convert its Series A Convertible Preferred Stock.

On July 17, 2000 the shareholders voted to amend the Articles of Incorporation to increase the number of authorized shares of common stock from 25,000,000 to 75,000,000 to fulfill the requirements of the Swartz Investment Agreement and to permit conversion of the preferred stock.

The Company is obligated to register, along with the registration of the shares contemplated by this registration 2,160,000 shares that we sold to accredited investors.

Each selling shareholder is free to offer and sell his or her common shares at such times, in such manner and at such prices as he or she may determine. The types of transactions in which the common shares are sold may include transactions in the over-the-counter market (including block transactions), negotiated transactions, the settlement of short sales of common shares or a combination of such methods of sale. The sales will be at market prices prevailing at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling shareholders have advised us that they have not entered into agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares. The selling shareholders do not have an underwriter or coordinating broker acting in connection with the proposed sale of the common shares.

The selling shareholders may sell their shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders. They may also receive compensation from the purchasers of common shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). Swartz is, and each remaining selling shareholder and any broker-dealer that assists in the sale of the common stock may be deemed to be, an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Any commissions received by such broker-dealers and any profit on the resale of the common shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions.

Because Swartz is and the remaining selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act, the selling shareholders will be subject to prospectus delivery requirements.

We have informed the selling shareholders that the anti-manipulation rules of the SEC, including Regulation M promulgated under the Securities and Exchange Act, may apply to their sales in the market and has provided the selling shareholders with a copy of such rules and regulations.

Selling shareholders also may resell all or a portion of the common shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

We are responsible for all costs, expenses and fees incurred in registering the shares offered hereby. The selling shareholders are responsible for brokerage commissions, if any, attributable to the sale of such securities.

ITEM 9. LEGAL PROCEEDINGS

The Company is a defendant in a lawsuit filed on November 5, 1999 in the Circuit Court of the Eleventh Judicial Circuit in and for Miami-Dade County, Florida, Case Number 99-26073 CA 10. The plaintiff, Joseph Maenza, is seeking to collect payment of a promissory note in the principal amount of $50,000 plus interest from February 1999 and attorney fees. The Company filed an Answer and Affirmative Defenses alleging, among other issues, that the interest stated in the promissory note is usurious. On August 3, 2000 this case was dismissed without prejudice. As of the filing of this report, the plaintiff has not refilled the suit.

ITEM 10. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following are officers and directors of the Company.

     Name                          Age             Position
     ----                          ---             --------
     Gerald Parker                 58              Chairman of the Board
     John Thatch                   38              Chief Executive Officer,
                                                   President and Director
     Andrew Badolato               36              Chief Financial Officer, Vice
                                                   President/Corporate Finance
                                                   and Director
     Antonio P. Gomes              37              Vice President/Strategic
                                                   Planning

All directors hold office until the next annual meeting of shareholders of the Company and until their successors are elected and qualified. Officers hold office until the first meeting of directors following the annual meeting of shareholders and until their successors are elected and qualified, subject to earlier removal by the Board of Directors.

GERALD C. PARKER, CHAIRMAN OF THE BOARD OF DIRECTORS
Mr. Parker has been Chairman of the Board of the Company since May 1999. From 1997 to the present, Mr. Parker has served as President of Investment Management of America, Inc. From 1995 to 1997, Mr. Parker served as President of St. James Capital, Inc., a private real estate company. Mr. Parker is a founder of Inktomi, a publicly traded firm that develops scalable network applications. Mr. Parker is chairman of all Investment Management of America, Inc. portfolio companies.

JOHN "JT" THATCH, PRESIDENT/CEO AND DIRECTOR
John "JT" Thatch serves as Director, CEO and President of New Millennium Media International, Inc. He brings to the company over 15 years of entrepreneurial experience. He has successfully founded, operated and managed his own businesses and limited partnerships. He brings experience in the areas of management, retail sales and financing. J.T. has ties in the business community and brings solid leadership and integrity to the company. His experience and enthusiasm will provide us with the ability to expand our growth within the outdoor/indoor advertising arena.

ANDREW BADOLATO, CHIEF FINANCIAL OFFICER, VICE PRESIDENT/CORPORATE FINANCE AND DIRECTOR
Mr. Badolato has been a director and Vice President of corporate finance of the company since May 1999 and has been its Chief Financial Officer since May 2000. Mr. Badolato is the founder and Chief Executive officer of Investment Management of America, Inc., a strategic advisor of the company. Mr. Badolato was the cofounder and president of Military Commercial Technologies, inc. (Milcom.net) and is the Vice President of Finance for Milcom.net, ByeByenow.com and Liquid Golf. Mr. Badolato is also a founder of Triton Network Systems. Mr. Badolato serves on the Board of Directors of all Investment Management of America, Inc. portfolio companies. Mr. Badolato attended St. Thomas of Villanova University.

ANTONIO P. GOMES, VICE PRESIDENT/STRATEGIC PLANNING AND DIRECTOR
Since May 1999, Mr. Gomes has served as the Vice President of Strategic Planning for the Company. Since 1998, Mr. Gomes has served as Chief Operating Officer of Investment Management of America, Inc. From April 1999 to the present, Mr. Gomes has served as a director of Marketing of ByeByeNOW.com, Inc. From 1993 to 1998, Mr. Gomes was the Director of Marketing for Tropicana Products, Inc. Mr. Gomes received a B.B.A. from the University of Massachusetts and a Masters in Business Administration from the University of Texas.

ITEM 11. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of the date of this filing by (i) each shareholder known by us to be the beneficial owner of 5% or more of the outstanding common stock, (ii) each of our directors and (iii) all directors and executive officers as a group. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Shares of common stock issuable upon exercise of options and warrants that are currently exercisable or exercisable within 60 days of August 28, 2000 have been included in the table.

Name and Address               Amount and Nature       Percent of Class
of Beneficial                  of Beneficial
Owner                          Ownership      Before Offering(1)  After Offering
------------------             ----------     ------------------  --------------

John Thatch                    2,500,000              10%               5%
President/CEO
and Director

Gerald Parker (2)                    -0-               0%               0%
Chairman

Andy Badolato (2)                    -0-               0%               0%
Director & Vice
President of Finance

Tony Gomes (2)                       -0-               0%               0%
Director & Vice President
Of Corporate Marketing

Investment Management          9,632,080              38%              21%
of America, Inc.(2)(3)

Troy Lowrie                    2,250,000               9%               5%
(Resigned)(4)
Less than 5%

Officers and Directors        12,132,080              48%              27%
as a Group (4 persons)

(1)  Based upon 24,099,462 outstanding shares of common stock.
(2) Parker, Badolato and Gomes are officers, directors and majority shareholders in Investment Management of America, Inc.
(3) Does not include 3,000,000 shares of Series A Preferred stock that will be traded with NMMI for 3,000,000 shares of common stock immediately after this SB-2 registration.
(4) Mr. Troy Lowrie was the past president and director of PMC which was merged into New Millennium.

ITEM 12. DESCRIPTION OF SECURITIES

COMMON STOCK
Our articles of incorporation authorize us to issue up to 75,000,000 shares of common stock, par value $.001 per share. Of the 75,000,000 shares of common stock authorized, 24,099,462 shares are issued and outstanding as of the date of this prospectus.

Holders of common stock are entitled to receive such dividends as may be declared by the Board of Directors from funds legally available for such dividends. We may not pay any dividends on the common stock until cumulative dividends on the preferred stock have been paid in full. Upon liquidation, holders of shares of common stock are entitled to a pro rata share in any distribution available to holders of common stock. The holders of common stock have one vote per share on each matter to be voted on by stockholders, but are not entitled to vote cumulatively. Holders of common stock have no preemptive rights. All of the outstanding shares of common stock are, and all of the shares of common stock offered for resale in connection with this prospectus will be, validly issued, fully paid and non-assessable.

PREFERRED STOCK Our articles of incorporation authorize us to issue up to 10,000,000 shares of Preferred stock, par value $.001 per share. Of these authorized 10,000,000 preferred shares, 5,000,000 have been classified as Series A Convertible Preferred Stock with voting and liquidation privileges of which 3,000,000 have been issued to Investment Management of America, Inc. in exchange for 3,000,000 shares of Common Stock owned by Investment Management of America, Inc. Each share of Series A Convertible Preferred Stock is convertible into 1 share of Common Stock at the option of the holder. Other than the 3,000,000 issued to Investment Management of America, Inc. no other Preferred shares have been issued.

WARRANTS
There are outstanding warrants to purchase 1,000,000 shares of our common stock at a price of $0.30 per share and may be reset every 6 months thereafter. These warrants were issued to Swartz on May 25, 1999 in consideration of Swartz's commitment to enter into the Investment Agreement. The warrants expire on May 25, 2004. The holders of the warrants have the right to have the common stock issuable upon exercise of the warrants included on any registration statement we file, other than a registration statement covering an employee stock plan or a registration statement filed in connection with a business combination or reclassification of our securities.

ITEM 13. INTEREST OF NAMED EXPERTS AND COUNSEL

The legality of the securities offered hereby has been passed upon by Atlas Pearlman, P. A., Attorneys at Law, Ft. Lauderdale, Florida.

The balance sheet as of June 30, 2000, statement of operations and statement of cash flows for the period ended June 30, 2000 in this prospectus have been included herein in reliance on the report of Richard J. Fuller, C.P.A., P.A., independent accountants, given on the authority of that firm as experts in accounting and auditing.

An opinion on the validity of the securities being registered will be given by Atlas Pearlman, Attorneys at Law, Ft. Lauderdale, Florida.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

We have filed herewith with the SEC a registration statement on Form SB-2 under the Securities Act with respect to the securities offered under this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, certain items of which are omitted in accordance with the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete and in each instance reference is made to the copy of such contract or documents filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding NMMI and the securities offered under this prospectus, we refer you to the registration statement and such exhibits and schedules which may be obtained from the SEC at its principal office in Washington, D.C. upon payment of the fees prescribed by the SEC.

ITEM 14. DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the federal securities laws as may be permitted to directors and controlling persons of the issuer, the issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the law and is, therefore, unenforceable. In the event a demand for indemnification is made, the issuer will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the law and will be governed by the final adjudication of such issue.

ITEM 15. ORGANIZATION WITHIN LAST FIVE YEARS

None.

ITEM 16. DESCRIPTION OF BUSINESS

BRIEF HISTORY
New Millennium Media International, Inc. is a Colorado corporation organized on April 21, 1998. NMMI's principal place of business is located at 101 Philippe Parkway, Suite 300, Safety Harbor, Florida 34695. NMMI is the successor to Progressive Mailer Corp., a corporation organized in Florida on February 5, l997. In March 1997 and April 1998, PMC conducted offerings of its common stock pursuant to the exemption from registration afforded by Rule 504 of Regulation D under the Securities Act of l933, as amended. As a result of these offerings, there is presently a total of 4,775,000 unrestricted shares of common stock of NMMI issued and outstanding. On November 3, l997, PMC received clearance from the NASD to have its common stock listed on the OTC Bulletin Board. The trading symbol on the OTC Bulletin Board for NMMI's common stock was NMMI.

In February, l998, PMC's sole officer and director resigned and sold all of her share ownership in PMC, which represented 95% of the issued and outstanding shares of PMC, to Troy Lowrie who as elected President and Director of PMC. In connection with the transaction, the principal offices of PMC were relocated to Denver, Colorado.

Effective, April 8, l998 PMC entered into an Asset Purchase Agreement with LuFam Technologies, Inc, a California corporation, in exchange for the issuance of shares of PMC's common stock to LuFam. Pursuant to the terms of the Asset Purchase Agreement, PMC acquired the exclusive rights to the IllumiSign-EyeCatcher display system, a special advertising display machine. NMMI intends to market and sell advertising space on these machines.

Effective April 30, l998, PMC was merged into NMMI and the separate existence of PMC terminated pursuant to the merger agreement. In connection with the merger, each share of PMC outstanding on April 30, l998 was exchanged for a like number of shares of New Millennium.

August 31, 1999 NMMI entered into an Amended and Restated Agreement and Plan of Merger among NMMI, New Millennium Media, Inc., a wholly owned subsidiary of NMMI and Unergi, Inc. NMMI acquired all of the issued shares of stock of Unergi in exchange for 16,566,667 shares of NMMI common stock.

Pursuant to an Agreement and Plan of Merger dated March 9, 2000 between Scovel Corporation, a Delaware corporation, all the outstanding shares of common stock of Scovel were exchanged for 500,000 shares of common stock of NMMI. By virtue of the merger, NMMI acquired 100% of the issued and outstanding common stock of Scovel.

New Millennium's common stock was traded on the OTC Bulletin Board operated by Nasdaq under the symbol NMMI. New Millennium did not file a registration statement with the Securities and Exchange Commission and has not been a reporting company under the Securities Exchange Act of 1934. The Nasdaq Stock Market has implemented a change in its rules requiring all companies trading securities on the OTC Bulletin Board to be registered as a reporting company. The Company was required to become a reporting company by the close of business on February 25, 2000. New Millennium has effected the merger with Scovel and has become a successor issuer thereto in order to comply with the reporting company requirements implemented by the SEC.

BUSINESS OVERVIEW
NMMI provides two types of visual advertising: The Illumisign-Eyecatcher movable display boards and LED display boards. We retain ownership of both types of the machines and sell the advertising space on a monthly basis.

NMMI has the exclusive United States distribution rights from the patent owner and Multiadd, a Great Britain based company that manufactures a patented indoor IllumiSign called the "Illumisign-Eyecatcher" board. This board is steel incased, front lighted, and displays poster type ads. These mechanical devises come in various sizes ranging from 11 inches by 17 inches to 4 feet by 6 feet. Each machine is capable of rotating up to 24 posters at preprogrammed intervals from 3 seconds to one hour. Because the poster material is critical to the functionality as well as the longevity of the poster, it is necessary for the advertisers to rely on our graphic arts department to develop and supply the necessary posters. These Mechanical Eyecatcher movable displays are then placed in various sites in stores, shopping malls, movie theaters and anywhere else where indoor poster type advertising is feasible. NMMI has filed the necessary documentation for registration of the trademark, "Illumisign-Eyecatcher" for electric sign products, which registration is presently pending by the United States Department of Commerce, Patent and Trademark Office.

The LED display boards are generally placed out doors either freestanding or affixed onto the sides of buildings or located in athletic stadiums. The LED boards range in size from 8 feet by 10 feet to 20 feet by 30 feet and even larger in customized designs. They are capable of displaying a near infinite number of either stationary or motion images. Because the images need to be programmed into the LED boards, it is necessary that our graphic arts department be involved in both the design and set up of the intended displays.

NMMI has a strategic relationship with E-Vision LED, Inc., a U.S. based company whose affiliates manufacture these high quality LED units. E-Vision will sell the LED boards to NMMI at manufacturer's cost and will share in the revenues that the LED boards produce. This allows NMMI to procure the highest quality LED display boards at a greatly reduced cost. This business arrangement is designed to enable NMMI to deploy approximately 2 1/2 times the number of boards in the shortest period of time. Because these LED boards can run any commercial format on any sized board, we feel that NMMI has a strong competitive advantage over other display boards for which the visual display must be reformatted. Formatting often takes weeks. E-Vision LED displays will run any format on any size board with consistent color quality and clarity. These LED boards have the potential to display countless images in full color both static and full motion. Color quality and clarity are very important to national advertisers who want consistency of colors on all boards. E-Vision will assist NMMI with training and support from the first board and with ongoing assistance in all aspects of programming, technical and software support. As a manufacturing partner, E-Vision and its affiliates will supply NMMI, free of charge, software upgrades as they become available.

In relation to these two types of display media, NMMI is capable of providing advertisers with visual communications and media services in both indoor and outdoor environments. We offer a comprehensive range of visual movable board solutions designed to improve clients' advertising needs and processes including professional services such as strategic site location, consulting and analysis as well as poster design and development.

This enables us to locate boards and sell advertising on a national level that will benefit NMMI in placing boards throughout the U.S.

NMMI signed a one-year with option for eight additional one year terms marketing agreement with Carson-Jensen-Anderson Enterprises, Inc. d/b/a EyeCatcher Marketing Company through which agreement the Illumisign-Eyecatcher display boards will be marketed throughout the 50 United States. EyeCatcher Marketing Company will locate and contract the site locations as well as sell the advertising for the display boards. NMMI will retain ownership of the display boards and will supply the graphic artwork to the advertisers' specifications.

EMPLOYEES
NMMI has five employees. None of our employees is represented by a labor union. We consider our relations with our employees to be good. Because a major portion of our business involves nationwide site location and procurement as well as sales and marketing of advertising space, it is advantageous for us to outsource this segment of our business through strategic partnering and subcontracting. We intend to utilize in-house employees and plan to add additional staff as needed to handle all other phases of our business including graphic arts, warehousing, distribution, purchasing, distribution, shipping, accounting and bookkeeping.

ITEM 17. MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

GENERAL
Management's discussion and analysis contains various "forward looking statements." Such statements consist of any statement other than a recitation of historical fact and can be identified by the use of forward-looking terminology such as "may," "expect," "anticipate," "estimate," or "continue" or use of negative or other variations or comparable terminology.

We caution that these statements are further qualified by important factors that could cause actual results to differ materially from those contained in the forward-looking statements, that these forward-looking statements are necessarily speculative, and there are certain risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements.

OVERVIEW
The Company is a development stage company as defined in Statement of Financial Accounting Standards No. 7, "Accounting and Reporting by Development Stage Enterprises." We have generated out cash needs through equity financings and loans from officers and stockholders. As a development stage company, we have devoted substantially all of our efforts in securing and establishing new businesses. We have engaged in limited activities in the advertising business, but no significant revenues have been generated to date. The primary activity of the Company currently involves two types of visual advertising: The Illumisign-Eyecatcher movable display boards and LED display boards. We retain ownership of both types of the machines and sell the advertising space on a monthly basis.

SIX MONTHS ENDED JUNE 30, 2000 COMPARED TO SIX MONTHS ENDED JUNE 30, 1999 LIQUIDITY AND CAPITAL RESOURCES
To date, our liquidity has been principally supplied by equity financing and loans from related parties. As of June 30, 2000 equity financing was $ 936,091 and loans was $1,611,012.

On May 19, 2000, we entered into an investment agreement with Swartz Private Equity, LLC to provide an equity line maximum aggregate amount of $25,000,000 through a series of sales of common stock. In order to sell shares to Swartz, there must be an effective registration statement with the SEC covering the resale of the shares by Swartz and certain other conditions must be met. The agreement is for a period of three years from the effective date of a registration statement covering the resale of the shares to be put to Swartz.

RESULTS OF OPERATIONS
The discussion and financial statements contained herein are for the six months ended June 30, 1999 and 2000 and from inception through June 30, 2000. The following discussion regarding the financial statements of the Company should be read in conjunction with the financial statements of the Company included herewith.

Gross revenues for the six months ended June 30, 2000 decreased $5,867 from six months ended June 30, 1999 from $6,911 to $1,044, a decrease of approximately 85%. This is due primarily to our concentration on establishing new businesses and obtaining the necessary financings.

GENERAL AND ADMINISTRATIVE EXPENSES
General and administrative expenses for the six months ended June 30, 2000 increased $98,106 in comparison to the six months ended June 30, 1999 from $203,283 to $301,389, an increase of approximately 48%. This is the result of moving corporate headquarters and increasing administrative support for building operations.

NET LOSS
As a result of the above items, we incurred net loss for the six months ended June 30, 2000 of ($344,411) compared to ($242,696) for the six months ended June 30, 1999, an increased loss of $101,715 or approximately 42%.

ITEM 18. DESCRIPTION OF PROPERTY

NMMI owns no real estate. It has a one-year lease plus a two-year renewal option with St. James Properties, Inc. for property located in Safety Harbor, Florida that expires May 2, 2003 through which it leases office space in a building that contains sufficient storage space to warehouse, test and repair the machines prior to their site placement. It is intended that upon the various sites being contracted the machines will be shipped directly to the site location and for those machines that require more detailed installation such as the LED boards, the machines will be shipped directly to the installer. Machines that are in need of repair will be repaired on-site when ever possible. Those machines that are not repairable on-site will be repaired in-house at the Safety Harbor, Florida facility.

ITEM 19. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

New Millennium Media International, Inc. ("NMMI") was originally incorporated April 21, 1998 in Colorado under the name New Millennium Media International, Inc. April 30, 1998 Progressive Mailer Corp., a Florida corporation, merged into NMMI. August 31, 1999 NMMI acquired Unergi, Inc., a Nevada corporation, ("Unergi") by merging Unergi into New Millennium Media, Inc., a Florida corporation, ("Media") a wholly owned subsidiary of NMMI by way of a tax free reorganization. As part of this merger 16,566,667 shares of NMMI common stock were to be distributed prorata among all of the shareholders of Unergi in exchange for all of the shares of stock of Unergi. As a part of this merger, two founders and major shareholders of Unergi, Mark Western and Cole Leary, were each to receive 1,656,672 shares of NMMI common stock. In anticipation of purchasing these the shares from the two individuals, NMMI conveyed the shares to another individual. NMMI failed to consummate the purchase contract and consequently found it necessary to acquire 3,000,000 shares of common stock to satisfy the obligation to the two individuals. Toward this objective NMMI exchanged with Investment Management of America, Inc. (hereafter "IMA") 3,000,000 shares of NMMI's Preferred stock for 3,000,000 shares of common stock owned by IMA with the understanding that the 3,000,000 shares of Preferred stock will be granted voting rights and be convertible on a 1:1 ratio for shares of common stock which common stock will be included in the next registration.

On November 2, 1999 NMMI signed an executive employment contract with John Thatch employing that individual as President and Chief Executive Officer for three years with a salary of $140,000 for the first year and $120,000 for the second and third years. As an inducement to encourage the executive to become employed with NMMI, it was in the best interest of NMMI to include in the employment package a provision in the executive employment contract giving John Thatch the option to purchase, at a price of par value, 10% of any and all additionally authorized and issued shares of stock. To date John Thatch has not exercised any rights under this option.

ITEM 20. MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is traded on the "pink sheets". The table in ITEM 5., PRICE RANGE OF COMMON STOCK sets forth the high and low bid prices of our common stock for each quarter for the second, third and fourth quarters of 1998, 1999 and the first and second quarters of 2000. As of May 19, 2000 there are approximately 67 beneficial holders of record of our common stock.

DIVIDEND POLICY
We have not paid any dividends on our common stock since inception. We expect to continue to retain all earnings generated by our operations for the development and growth of our business and do not anticipate paying any cash dividends to our shareholders in the foreseeable future. The payment of future dividends on the common stock and the rate of such dividends, if any, will be determined by our Board of Directors in light of our earnings, financial condition, capital requirements and other factors.

ITEM 21. EXECUTIVE COMPENSATION

The following table lists the cash remuneration paid or accrued during 1999 and 2000 to John Thatch, president and CEO. Except for John Thatch, none of our executive officers and directors received compensation of $100,000 or more in 1999 and 2000.

----------------------------------------------------------------------------------------------------------
                                         SUMMARY COMPENSATION TABLE
----------------------------------------------------------------------------------------------------------
                                                               Long Term Compensation
----------------------------------------------------------------------------------------------------------
                         Annual Compensation                   Awards              Payouts
----------------------------------------------------------------------------------------------------------
   (a)       (b)      (c)       (d)         (e)           (f)           (g)          (h)          (i)
----------------------------------------------------------------------------------------------------------
                                                      Restricted     Securities
 Name and                               Other Annual     Stock       Underlying      LTIP      All Other
Principle            Salary    Bonus    Compensation    Award(s)    Options/SARs   Payouts    Compensation
 Position    Year     ($)       ($)         ($)           ($)           (#)          ($)          ($)
----------------------------------------------------------------------------------------------------------
John Thatch,                                           10% of all   Stock option               Per month:
Pres./CEO    2000              140,000     10,000        issued        to be                  500 medical
                                          expenses       common      determined                 500 car
                                           stock        by Board                              250 celphone
----------------------------------------------------------------------------------------------------------

DIRECTOR COMPENSATION
The NMMI directors receive no compensation.

EMPLOYMENT AGREEMENTS
NMMI has one written employment agreement,  John Thatch,  President and CEO, see
Item 19, above.

ITEM 22. FINANCIAL STATEMENTS

INDEX TO FINANCIAL STATEMENTS
REVIEWED FINANCIAL STATEMENTS
Report of Richard J. Fuller, C.P.A., P.A.                         F-38
Condensed Balance Sheet for December 31, 1999 and
     June 30,2000.                                                F-39
Condensed Statements of Operations for six months
     June 30, 1999, six months June 30, 2000 and
     from inception through June 30, 2000.                        F-40
Condensed Statements of Cash Flows for six months
     June 30, 1999, six months June 30, 2000 and
     from inception through June 30, 2000.                        F-41
Notes to the Condensed Financial Statements,
     for six months June 30, 1999, six months
     June 30, 2000 and from inception through
     June 30, 2000.                                               F-42
AUDITED FINANCIAL STATEMENTS
Report of Richard J. Fuller, C.P.A., P.A.                         F-43
Balance Sheet for December 31, 1998 and December
     31, 1999.                                                    F-44
Statements of Operations for year ended December
     31, 1998, year ended December 31, 1999 and
     from inception through December 31, 1999.                    F-46
Statement of Stockholders' Deficit for period from
     January 1, 1998 through December 31, 1999.                   F-47
Statements of Cash Flows for year ended December
     31, 1998, year ended December 31, 1999 and
     from inception through December 31, 1999.                    F-48
Notes to Financial Statements, December 31, 1998
     and 1999.                                                    F-49

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Shareholders
New Millennium Media International, Inc.
(formerly Progressive Mailer Corp.)
Safety Harbor, Florida

We have reviewed the condensed balance sheets of New Millennium Media International, Inc. (formerly Progressive Mailer Corp.) (a development stage company) as of December 31, 1999 and June 30, 2000, and the related statements of operations and cash flows for the six months ended June 30, 1999 and 2000. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial statements consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying consolidated interim financial statements for them to be in conformity with generally accepted accounting principles.

We have previously audited, conducted in accordance with generally accepted auditing standards, the consolidated balance sheet as of December 31, 1998 and 1999, and the related statements of operations, stockholders' deficit and cash flows for the years then ended (not presented herein), and in our report dated June 1, 2000, we expressed a qualified report because of going concern uncertainty on those consolidated financial statements. In our opinion the information set forth in the accompanying condensed balance sheet as of December 31, 1999, is fairly stated in all material respects in relation to the condensed balance sheet from which it has been derived.

Richard J. Fuller, CPA, PA
Clearwater, Florida

August 9, 2000

                    NEW MILLENNIUM MEDIA INTERNATIONAL, INC.
                       (FORMERLY PROGRESSIVE MAILER CORP.)
                          (A DEVELOPMENT STAGE COMPANY)

                             CONDENSED BALANCE SHEET


                                                 December 31,        June 30,
                                                     1999              2000
                                                                    (Unaudited)
                                                 ------------      ------------
ASSETS

Current Assets:
    Cash                                         $      2,063      $    129,544
    Inventories                                       548,862           567,612
                                                 ------------      ------------
         Total Current Assets                         550,925           697,156
                                                 ------------      ------------

Furniture and Equipment-Net                             3,964             8,567
                                                 ------------      ------------

Other Assets
    Prepaid expenses-net                                  417             6,340
    Goodwill, net of accumulated amortization
      of $22,587and $33,881, respectively             655,007           644,213
                                                 ------------      ------------
         Total Other Assets                           655,424           650,553
                                                 ------------      ------------
                                                 $  1,210,313      $  1,356,276
                                                 ============      ============

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities
    Notes payable - related                      $  1,596,012      $  1,611,012
    Accounts payable                                   85,235            65,609
    Accrued expenses payable                          129,289           161,289
                                                 ------------      ------------
         Total Current Liabilities                  1,810,536         1,837,910
                                                 ------------      ------------

Long-term Liabilities                                    --                --

Stockholders' Deficit
    Common stock, par value $.001; shares
      authorized, 25,000,000 shares issued and
      outstanding, 24,099,881 and 23,079,462
      respectively                                     24,100            23,080
    Preferred stock, par value $.001; shares
      authorized, 10,000,000 no shares issued
      and outstanding                                     --                --
    Additional paid in capital                        448,991           452,511
    Common stock subscribed, (1,420,000 shares)          --             460,500
    Deficit accumulated during the development
      stage                                        (1,073,314)       (1,417,725)
                                                 ------------      ------------
    Total Stockholders' Deficit                      (600,223)         (481,634)
                                                 ------------      ------------
                                                 $  1,210,313      $  1,356,276
                                                 ============      ============

                    NEW MILLENNIUM MEDIA INTERNATIONAL, INC.
                       (FORMERLY PROGRESSIVE MAILER CORP.)
                          (A DEVELOPMENT STAGE COMPANY)

                        CONDENSED STATEMENT OF OPERATIONS
                                   (Unaudited)


                                    For the          For the      From Inception
                                   six months       six months        through
                                    06/30/99         06/30/00        06/30/00
                                  ------------     ------------    ------------
Income                            $      6,911     $      1,044    $     60,852

Costs and Expenses:
    General and administrative    $    203,283     $    301,389    $  1,286,016
    Interest expense                    45,724           32,000         155,921
    Depreciation and amortization          600           12,066          36,640
                                  ------------     ------------    ------------
         Total costs and expenses      249,607          345,455       1,478,577
                                  ------------     ------------    ------------

Loss from Operations                  (242,696)        (344,411)     (1,417,725)

Net Loss                          $   (242,696)    $   (344,411)   $  1,417,725
                                  ============     ============    ============

Basic Loss Per Common Share       $     (0.017)    $     (0.015)   $     (0.061)
                                  ============     ============    ============

                    NEW MILLENNIUM MEDIA INTERNATIONAL, INC.
                       (FORMERLY PROGRESSIVE MAILER CORP.)
                          (A DEVELOPMENT STAGE COMPANY)

                        CONDENSED STATEMENT OF CASH FLOWS
                                   (Unaudited)


                                                         For the           For the        From Inception
                                                        six months        six months          through
                                                         06/30/99          06/30/00          06/30/00
                                                       ------------      ------------      ------------
Cash Flows from Operating Activities:
    Net loss                                           $   (242,696)     $   (344,411)     $  1,417,725
    Adjustments to reconcile net loss to net
      cash used in operating activities:
      Depreciation and amortization                             600            12,066            36,840
      Common stock issued for services                          775              --              24,838
    Increase in inventories                                 198,383           (18,750)         (567,612)
    Increase in prepaid expenses                               --              (6,215)           (6,215)
    Increase (decrease) in accounts payable
      and accrued expenses                                  (83,188)           12,374           226,898
                                                       ------------      ------------      ------------
    Total adjustments                                       116,570              (525)         (285,251)
                                                       ------------      ------------      ------------
         Net Cash Used in Operating Activities             (126,126)         (344,936)        1,702,976
                                                       ------------      ------------      ------------

Cash Flows from Investing Activities
    Purchase of goodwill                                       --                (500)         (678,094)
    Purchase of fixed assets                                   --              (5,083)          (16,542)
                                                       ------------      ------------      ------------
         Net Cash Used in Investing Activities                 --              (5,583)         (694,636)
                                                       ------------      ------------      ------------

Cash Flows from Financing Activities
    Proceeds from notes payable - Related                   121,000            15,000         1,611,012
    Proceeds from common stock transactions                    --             463,000           916,144
                                                       ------------      ------------      ------------
         Net Cash provided by Financing Activities          121,000           478,000         2,527,156
                                                       ------------      ------------      ------------

Increase in cash and cash equivalents                  $     (5,126)     $    127,481      $    129,544

Cash and cash equivalents at beginning of period       $      6,811      $      2,063      $       --
                                                       ------------      ------------      ------------

Cash and cash equivalents at end of period             $      1,685      $    129,544      $    129,544
                                                       ============      ============      ============
Supplemental disclosure of cash flow information:

    Cash paid during the year for interest                     --                --                --

    Cash paid during the year for income taxes                 --                --                --

                    NEW MILLENNIUM MEDIA INTERNATIONAL, INC.
                       (FORMERLY PROGRESSIVE MAILER CORP.)
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO THE CONDENSED FINANCIAL STATEMENTS

                                   (Unaudited)


1.   Organization and Basis of Presentation
     --------------------------------------

     New Millennium Media International, Inc. (formerly Progressive Mailer Corp.) (NMMI or the Company) is in the business of marketing advertising space in special advertising display machines. The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information in accordance with rules and regulations of the Securities and Exchange Commission, in particular, Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements and should be read in conjunction with the Company's Annual Report (Form 10-KSB) for the years ended December 31, 1998 and 1999. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the quarter ended June 30, 2000 are not necessarily indicative of the results that may be expected for the year ending December 31, 2000.

2.   Development Stage Enterprise
     ----------------------------

     The Company is a development stage enterprise, as defined in Financial Accounting Standards Board Statement No. 7 (SFAS No. 7). The Company is devoting substantially all of its efforts in securing and establishing a new business, and has engaged in limited activities in the advertising business, but no significant revenues have been generated to date.

3.   Going Concern Uncertainty
     -------------------------

     The Company has incurred recurring operating losses and negative cash flows and has negative working capital. The Company has financed itself primarily through the sale of its stock and related party borrowings. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

     There can be no assurance that the Company will be success in implementing its plans, or if such plans are implemented, that the Company will be successful.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern and do not include any adjustments to reflect the possible future effect on the recoverability and classification of assets or the amount and classification of liabilities that might result from the outcome of this uncertainty.

4.   Equity
     ------

     On April 12, 2000, the Company entered into an agreement with Investment Management of America, Inc. (a major stockholder and financial consultant) to exchange 3,000,000 shares of Common Stock for 3,000,000 shares of Series A Convertible Preferred Stock of the 5,000,000 shares created under resolution of the Board of Directors of the 10,000,000 Preferred Stock.

5.   Subsequent Events
     -----------------

     The Company increased the number of Common Stock authorized to 75,000,000 at a special Meeting of Stockholders on July 17, 2000. In addition, the Company has secured an agreement with a financial institution to provide an equity line of $25,000,000 and Plans to file an SB-2 Registration Statement with the SEC.

REPORT OF RICHARD J. FULLER, C.P.A., P.A.

Board of Directors and Shareholders
New Millennium Media International, Inc.
(formerly Progressive Mailer Corp.)
Safety Harbor, Florida

We have audited the balance sheets of New Millennium Media International, Inc. (formerly Progressive Mailer Corp.) (a development stage company) as of December 31, 1998 and 1999, and the related statements of operations, stockholders' deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Progressive Mailer Corp. as of December 31, 1997, were audited by other auditors whose report dated July 16, 1998, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The Company is a development stage enterprise, as defined in Financial Accounting Standards Board No. 7. The Company is devoting all of its present efforts in securing and establishing a new business, and its planned principal operations have not commenced, and, accordingly, minimal revenue has been derived during the organizational period.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of New Millennium Media International, Inc. (formerly Progressive Mailer Corp.) at December 31, 1998 and 1999 and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred losses for the years ended December 31, 1998 and 1999. This condition raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 5. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Richard J. Fuller

Richard J. Fuller, CPA, PA
Clearwater, Florida

June 1, 2000

                    NEW MILLENNIUM MEDIA INTERNATIONAL, INC.
                       (FORMERLY PROGRESSIVE MAILER CORP.)
                          (A DEVELOPMENT STAGE COMPANY)

                                  BALANCE SHEET

                     December 31, 1998 and December 31, 1999


                                                     1998              1999
                                                 ------------      ------------
ASSETS

Current Assets:
    Cash                                         $      6,811      $      2,063
    Inventories                                       481,916           548,862
                                                 ------------      ------------
         Total Current Assets                         488,727           550,925
                                                 ------------      ------------

Furniture and Equipment
    Office furniture and equipment                      7,210             4,249
    Less accumulated depreciation                      (1,319)             (285)
                                                 ------------      ------------
         Furniture and Equipment-Net                    5,891             3,964
                                                 ------------      ------------

Other Assets
    Organizational costs, net of accumulated
      amortization of $383 and $583                       617               417
    Goodwill, net of accumulated amortization
      of $22,587                                         --             655,007
                                                 ------------      ------------
         Total Other Assets                               617           655,424
                                                 ------------      ------------
                                                 $    495,235      $  1,210,313
                                                 ============      ============

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities
    Notes payable - related                      $    638,952      $  1,596,012
    Accounts payable                                   42,119            85,235
    Accrued expenses payable                           33,068           129,289
                                                 ------------      ------------
         Total Current Liabilities                    714,139         1,810,536
                                                 ------------      ------------

Long-term Liabilities                                    --                --

Stockholders' Deficit
    Common stock, par value $.001; shares authorized,
      25,000,000 shares issued and outstanding,
      5,310,000 and 24,099,881 respectively,
      1998 and 1999                                     5,310            24,100
    Preferred stock, par value $.001; shares authorized,
      10,000,000 no shares issued and outstanding        --                --
    Additional paid in capital                        403,115           448,991
    Deficit accumulated during the development
      stage                                          (627,329)       (1,073,314)
                                                 ------------      ------------
         Total Stockholders' Deficit                 (218,904)         (600,223)
                                                 ------------      ------------
                                                 $    495,235      $  1,210,313
                                                 ============      ============

                    NEW MILLENNIUM MEDIA INTERNATIONAL, INC.
                       (FORMERLY PROGRESSIVE MAILER CORP.)
                          (A DEVELOPMENT STAGE COMPANY)

                             STATEMENT OF OPERATIONS

                                                          For the           For the       From Inception
                                                        Year Ended        Year Ended          through
                                                         12/31/98          12/31/99          12/31/99
                                                       ------------      ------------      ------------
Income                                                 $     10,632      $     49,176      $     59,808

Costs and Expenses:
    General and administrative                         $    586,998      $    376,707      $    984,627
    Interest expense                                         28,539            95,382           123,921
    Depreciation and amortization                             1,319            23,072            24,574
                                                       ------------      ------------      ------------
    Total costs and expenses                                616,856           495,161         1,133,122
                                                       ------------      ------------      ------------

Loss from Operations                                       (606,224)         (445,985)       (1,073,314)

Net Loss                                               $   (606,224)     $   (445,985)     $ (1,073,314)
                                                       ============      ============      ============

Basic and Diluted Loss Per Common Share                $      (0.15)     $      (0.03)     $      (0.08)
                                                       ============      ============      ============

                    NEW MILLENNIUM MEDIA INTERNATIONAL, INC.
                       (FORMERLY PROGRESSIVE MAILER CORP.)
                          (A DEVELOPMENT STAGE COMPANY)

                       STATEMENT OF STOCKHOLDERS' DEFICIT

          For the Period from January 1, 1998 through December 31, 1999



                                                                                      Deficit
                                                                                    Accumulated
                                           Common Stock             Additional      during the            Total
                                    --------------------------      Paid - in       development       stockholders'
                                      Shares         Amount          Capital           period            equity
                                    -------------------------------------------------------------------------------

Balance January 1, 1998             2,015,000     $      2,015     $     19,907     $    (21,105)     $        817

Shares issued for cash
    Pursuant to a private placement
    at $.05 per share               1,725,000            1,725           84,525                             86,250

Shares issued to a shareholder
    as compensation for providing a
    $60,000 unsecured loan            775,000              775              --                                 775

Shares issued for cash
    Pursuant to a private placement
    at $.05 per share                 795,000              795          116,045                            116,840

Shares issued to purchase all
    assets of Lufam Technologies, Inc.
    (Purchase made in 1998 and stock
    issued in 1999)                       --               --           182,638                            182,638

Net loss for the period ended
    December 31, 1998                                                                   (606,224)         (606,224)
                                    -------------------------------------------------------------------------------

Balance, December 31, 1998          5,310,000            5,310          403,115         (627,329)         (218,904)
                                    -------------------------------------------------------------------------------

Shares issued to purchase all
    assets of Lufam Technologies, Inc.
    (Purchase made in 1998 and stock
    issued in 1999)                 1,710,000            1,710              --                               1,710

Shares issued to purchase all of
    Unergi, Inc.                   16,566,667           16,567              --                              16,567

Shares issued for cash              2,223,214              513           45,876                             46,389

Net loss for the period ended
    December 31, 1999                                                                   (445,985)         (445,985)
                                    -------------------------------------------------------------------------------

                    NEW MILLENNIUM MEDIA INTERNATIONAL, INC.
                       (FORMERLY PROGRESSIVE MAILER CORP.)
                          (A DEVELOPMENT STAGE COMPANY)

                             STATEMENT OF CASH FLOWS


                                                         For the           For the        From Inception
                                                        Year Ended        Year Ended          through
                                                         12/31/98          12/31/99          12/31/99
                                                       ------------      ------------      ------------
Cash Flows from Operating Activities:
    Net loss                                           $   (606,224)     $   (445,985)     $ (1,073,314)
    Adjustments to reconcile net loss to net
      cash used in operating activities:
      Depreciation and amortization                           1,519            23,072            24,774
      Common stock issued for services                          775             5,891            24,838
    Increase in inventories                                (481,916)          (66,946)         (548,862)
    Increase in accounts payable                             42,119            43,116            85,235
    Increase in accrued expenses                             33,068            96,221           129,289
                                                       ------------      ------------      ------------
         Total adjustments                                 (404,435)          101,354          (284,726)
                                                       ------------      ------------      ------------
         Net Cash Used in Operating Activities           (1,010,659)         (344,631)       (1,358,040)
                                                       ------------      ------------      ------------

Cash Flows from Investing Activities
    Purchase of goodwill                                       --            (677,594)         (677,594)
    Purchase of fixed assets                                 (7,210)           (4,249)          (11,459)
                                                       ------------      ------------      ------------
         Net Cash Used in Operating Activities               (7,210)         (681,843)         (689,053)
                                                       ------------      ------------      ------------

Cash Flows from Financing Activities
    Proceeds from notes payable - Related                   638,952           957,060         1,596,012
    Proceeds from common stock issued                       385,728            64,666           453,144
                                                       ------------      ------------      ------------
         Net Cash provided by Financing Activities        1,024,680         1,021,726         2,049,156
                                                       ------------      ------------      ------------

Increase in cash and cash equivalents                  $      6,811      $     (4,748)     $      2,063

Cash and cash equivalents at beginning of period       $       --        $      6,811      $       --
                                                       ------------      ------------      ------------

Cash and cash equivalents at end of period             $      6,811      $      2,063      $      2,063
                                                       ============      ============      ============

Supplemental disclosure of cash flow information:

    Cash paid during the year for interest                     --                --                --

    Cash paid during the year for income taxes                 --                --                --

                    NEW MILLENNIUM MEDIA INTERNATIONAL, INC.
                       (FORMERLY PROGRESSIVE MAILER CORP.)
                          (A DEVELOPMENT STAGE COMPANY)

                        NOTES TO THE FINANCIAL STATEMENTS
                           December 31, 1998 and 1999


1.   Organization and summary of significant accounting policies
     -----------------------------------------------------------

     New Millennium Media International, Inc. (formerly Progressive Mailer Corp.) (NMMI or the Company) was incorporated under the laws of the State of Florida on February 5, 1997. On April 30, 1998, as part of a plan or reorganization, the Company became New Millennium Media International, Inc., a Colorado company. On April 14, 1998, all the assets of Lufam Technologies, Inc. were acquired in exchange for 1,710,000 shares of the Company's $.001 par value common stock. On August 31, 1999, pursuant to an Agreement and Plan of merger, the Company acquired all the issued and outstanding stock of Unergi, Inc. in exchange for 16,566,667 shares of the Company's $.001 par value common stock. The Company is in the business of marketing advertising space in special advertising display machines.

     Development Stage Enterprise
     ----------------------------

     The Company is a development stage enterprise, as defined in Financial Accounting Standards Board Statement No. 7(SFAS No. 7). The Company is devoting substantially all of its efforts in securing and establishing a new business, and has engaged in limited activities in the advertising business, but no significant revenues have been generated to date.

     Basis of presentation
     ---------------------

     The financial statements have been prepared using the accrual method of accounting. Revenues are recognized when earned and expenses when incurred. Fixed assets are stated at cost. Depreciation and amortization using the straight-line method for financial reporting purposes and accelerated methods for income tax purposes.

     The financial statements have been prepared on a going concern basis that contemplates the realization of assets and liquidation of liabilities in the ordinary course of business. As shown in the accompanying financial statements, the Company has incurred significant losses and at December 31, 1998 and 1999, the Company has a stockholders' deficit of $627,329 and $1,073,314 respectively.

     The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

     Use of estimates
     ----------------

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

     Going Concern Uncertainty
     -------------------------

     The Company has incurred recurring operating losses and negative cash flows and has negative working capital. The Company has financed itself primarily through the sale of its stock and related party borrowings. These conditions raise substantial doubt about the Company's ability to continue as a going concern. As noted in Note 5, the Company has initiated several actions to generate working capital for expected advertising growth.

     There can be no assurance that the Company will be success in implementing its plans, or if such plans are implemented, that the Company will be successful.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern and do not include any adjustments to reflect the possible future effect on the recoverability and classification of assets or the amount and classification of liabilities that might result from the outcome of this uncertainty.

     Comprehensive Income
     --------------------

     Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income," establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS No. 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company does not have any assets requiring disclosure of comprehensive income.

     Segments of Business Reporting
     ------------------------------

     Statement of Financial Accounting Standards (SFAS) No. 131 establishes standards for the way that public companies report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas and major customer. SFAS 131 defines operating segments as components of a company about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company has evaluated this SFAS and does not believe it is applicable at this time.

     Intangible assets
     -----------------

     Organization costs are amortized using the straight-line method over their estimated useful lives of five years and are stated at cost less accumulated amortization. The Company reviews for the impairment of long-lived assets and certain identifiable intangibles annually. No such impairment losses have been identified by the Company for the years presented. Under the purchase method of accounting, tangible and identifiable intangible assets acquired and liabilities assumed are recorded at their estimated fair values. The excess of the purchase price, including estimated fees and expenses related to the merger, over the net assets acquired is classified as goodwill by the Company. The estimated fair values and useful lives of assets acquired and liabilities assumed are based on a preliminary valuation and are subject to final valuation adjustments which may cause some of the intangibles to be amortized over a shorter life than the goodwill amortization period of 15 years

     Inventories
     -----------

     Inventories consist primarily of advertising machines acquired substantially from one vendor. These machines are intended to generate income from revenue for placement of these machines at various locations and are carried at the lower of cost (first-in, first-out) or market. Once the machines are placed in service, depreciation is to be recognized. No depreciation has been recognized for the years ended 1998 and 1999 because no significant rental activity has yet occurred.

     Furniture and equipment
     -----------------------

     Furniture and equipment is stated at cost and depreciated using the straight-line method, over the estimated useful lives of five to seven years.

     Advertising Costs
     -----------------

     The Company expenses the cost of advertising as incurred.

     Income Taxes
     ------------

     The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109 (SFAS No. 109). Under SFAS No. 109, deferred income tax assets and liabilities are determined based upon differences between financial reporting and tax bases of assets and liabilities and are measured using currently enacted tax rates. SFAS No. 109 requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

     Basic and Diluted Loss Per Common Share
     ---------------------------------------

     Basic loss per common share is based on the weighted average number of shares outstanding during the period. The computation of diluted loss per common share is similar to basic earnings per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potentially dilutive common shares had been issued. Diluted loss per common share is the same as basic loss per common share.

     Cash Equivalents
     ----------------

     For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

     Fair Value of Financial Instruments
     -----------------------------------

     All financial instruments are held for purposes other than trading. The following methods and assumptions were used to estimate the fair value of each financial instrument for which it is practicable to estimate that value:

     For cash, cash equivalents and notes payable, the carrying amount is assumed to approximate fair value due to the short-term maturities of these instruments.

     Concentrations of Credit Risk
     -----------------------------

     Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash. The Company places its cash with high quality financial institutions. At times during the year, the balance at any one financial institution may exceed FDIC limits.

     Also, the Company relies principally on one vendor to supply inventory. Because the vendor is the major manufacturer of this inventory, and located in the United Kingdom, abrupt changes in economic conditions including scheduling and shipping disruptions could cause a delay or have an adverse affect on management's ability to meet rental commitments.

2.   Notes Payable - Related
     -----------------------

     The Company issued notes to related parties. These notes are due on demand.

                                                          1998           1999
                                                          ----           ----

          Note due stockholder former officer          $  638,952    $  641,152
     At 10% interest secured by inventories
          Notes due stockholders, non-interest
            bearing                954,860
                                                       $  638,952    $1,596,012
                                                       ==========    ==========

3.   Acquisition
     -----------

     On August 31, 1999 the Company acquired all the outstanding stock of Unergi, Inc. The acquisition was accounted for as a purchase. Consideration for the purchase was the issuance of 16,566,667 shares of $.001 par value stock of the Company. The purchase price exceeded the fair value of the net assets acquired by $677,594, which has been recorded as goodwill. The unaudited pro forma consolidated balance sheet at December 31, 1998 and the unaudited pro forma consolidated statements of operations for December 31, 1998 and 1999 have been presented as if the business combinations of New Millennium Media International, Inc. and Unergi, Inc. had been made at the beginning of the periods presented. The unaudited pro forma results have been prepared for comparative purposes only and do no purport to be indicative of the results of operations which would have actually resulted had the combinations been in effect on January 1, 1998, or of future results of operations.

                    NEW MILLENNIUM MEDIA INTERNATIONAL, INC.
                       (FORMERLY PROGRESSIVE MAILER CORP.)
                          (A DEVELOPMENT STAGE COMPANY)

                        NOTES TO THE FINANCIAL STATEMENTS
                           December 31, 1998 and 1999

3.   Acquisition - Contd.

                        PRO FORMA COMBINED BALANCE SHEET
                               December 31, 1998


                                          New Millennium                Pro Forma
                                            Historical   Unergi, Inc.  Adjustments    Pro Forma
                                             --------      --------      --------     --------
ASSETS

Current Assets:
    Cash                                     $  6,811      $  1,691      $            $  8,502
    Inventories                               481,916       481,916
    Stock Subscription Receivable                               800          (800)        --
    Employee Advance                                          1,000        (1,000)        --
                                             --------      --------      --------     --------
         Total Current Assets                 488,727         3,491        (1,800)     490,418
                                             --------      --------      --------     --------

Furniture and Equipment
    Office furniture and equipment              7,210                                    7,210
    Less accumulated depreciation              (1,319)                                  (1,319)
                                             --------      --------      --------     --------
         Furniture and Equipment-Net            5,891                                    5,891
                                             --------      --------      --------     --------

Other Assets
    Organizational costs, net of accumulated
      amortization of $383                        617                                      617
                                             --------      --------      --------     --------

         Total Other Assets                       617                                      617
                                             --------      --------      --------     --------
                                             $495,235      $  3,491      $            $496,926
                                             ========      ========      ========     ========

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities
    Notes payable - related                  $638,952      $115,000      $            $753,952
    Accounts payable                           42,119          --                       42,119
    Accrued expenses payable                   33,068       39,281                      72,349
                                             --------      --------      --------     --------
         Total Current Liabilities            714,139       154,281                    868,420
                                             --------      --------      --------     --------

Long-term Liabilities                            --                                       --

Stockholders' Deficit
    Common stock, par value $.001; shares
      authorized, 25,000,000 shares
      issued and outstanding, 5,310,000         5,310         1,000        (1,000)       5,310
    Preferred stock, par value $.001; shares
      authorized, 10,000,000
      no shares issued and outstanding           --                                       --
    Additional paid in capital                403,115                                  403,115
    Deficit accumulated during the
      development stage                      (627,329)     (151,790)         (800)    (779,919)
                                             --------      --------      --------     --------
         Total Stockholders' Deficit         (218,904)     (150,790)       (1,800)    (371,494)
                                             --------      --------      --------     --------
                                             $495,235      $  3,491      $ (1,800)    $496,926
                                             ========      ========      ========     ========

                    NEW MILLENNIUM MEDIA INTERNATIONAL, INC.
                       (FORMERLY PROGRESSIVE MAILER CORP.)
                          (A DEVELOPMENT STAGE COMPANY)

                        NOTES TO THE FINANCIAL STATEMENTS
                           December 31, 1998 and 1999

3.   Acquisition - Contd.

              PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998


                                                                                                          Pro Forma
                                                                                                        From Inception
                                           New Millennium                  Pro Forma                       through
                                             Historical    Unergi, Inc.   Adjustments      Pro Forma       12/31/98
                                             ----------     ----------     ----------      ----------     ----------
Income                                       $   10,632     $       23     $               $   10,655     $   10,655

Costs and Expenses:
    General and administrative               $  586,998     $  149,796     $     (800)     $  735,994     $  757,716
    Interest expense                             28,539          2,017                         30,556         30,556
    Depreciation and amortization                 1,319           --                            1,319          1,502
                                             ----------     ----------     ----------      ----------     ----------
         Total costs and expenses               616,856        151,813           (800)        767,869        789,774
                                             ----------     ----------     ----------      ----------     ----------

Loss from Operations                           (606,224)      (151,790)          (800)       (758,814)      (779,119)

Net Loss                                     $ (606,224)    $ (151,790)    $     (800)     $ (758,814)    $ (779,119)
                                             ==========     ==========     ==========      ==========     ==========

Basic and Diluted Loss                       $    (0.15)                                   $    (0.18)         (0.19)
                                             ==========     ==========     ==========      ==========     ==========
    Per Common Share

                    NEW MILLENNIUM MEDIA INTERNATIONAL, INC.
                       (FORMERLY PROGRESSIVE MAILER CORP.)
                          (A DEVELOPMENT STAGE COMPANY)

                        NOTES TO THE FINANCIAL STATEMENTS
                           December 31, 1998 and 1999

3.   Acquisition - Contd.

              PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999

                                                                                                          Pro Forma
                                                                                                        From Inception
                                           New Millennium                  Pro Forma                       through
                                             Historical    Unergi, Inc.   Adjustments      Pro Forma       12/31/98
                                             ----------     ----------     ----------      ----------     ----------
Income                                       $   49,176     $        2     $               $   49,178         59,833

Costs and Expenses:
    General and administrative               $  376,707     $  140,596     $               $  517,303      1,275,019
    Interest expense                             95,382           --                           95,382        125,938
    Depreciation and amortization                23,072           --                           23,072         24,574
                                             ----------     ----------     ----------      ----------     ----------
        Total costs and expenses                495,161        140,596                        635,757      1,425,531
                                             ----------     ----------     ----------      ----------     ----------
    Loss from Operations                       (445,985)      (140,594)                      (586,579)    (1,365,698)

Net Loss                                     $ (445,985)    $ (140,594)    $               $ (586,579)    (1,365,698)
                                             ==========     ==========     ==========      ==========     ==========

Basic and Diluted Loss                       $    (0.03)                                   $    (0.05)    $    (0.11)
                                             ==========     ==========     ==========      ==========     ==========
    Per Common Share

                    NEW MILLENNIUM MEDIA INTERNATIONAL, INC.
                       (FORMERLY PROGRESSIVE MAILER CORP.)
                          (A DEVELOPMENT STAGE COMPANY)

                        NOTES TO THE FINANCIAL STATEMENTS
                           December 31, 1998 and 1999


4.   Income Taxes
     ------------

     The Company has available net operating loss carryforwards of $870,000, which expire through 2014.

     After consideration of all the evidence, both positive and negative, management has determined that a full valuation allowance is necessary to reduce the deferred tax assets to the amount that will more likely than not be realized. Accordingly, components of the Company's net deferred income taxes are as follows:

                                                           1998          1999
                                                           ----          ----

     Deferred tax assets:
          Net operating loss carryforwards               $570,000      $870,000
          Valuation allowance for deferred
          tax asset                                      (570,000)     (870,000)
                                                         --------      --------
                                                         $     -       $     -
                                                         ========      ========

5.   Subsequent Events
     -----------------

     On March 9, 2000, the Company acquired 100% of the issued and outstanding common stock of Scovel Corporation in exchange for 500,000 shares of the Company. As part of the merger, the Company is considered a successor issuer in order to comply with reporting requirements implemented by the NASDAQ stock market. Further, the Company is securing an agreement with a financial institution to provide an equity line of $25,000,000. Management's intention is, in part, to provide the necessary capital needed for the expected growth in the advertising business.

     Also, subsequent to year-end, the Company entered into a two year operating lease, effective April 1, 2000, for its corporate offices with rent expense of $16,094 and $16,899 annually. The lease has a renewal option and requires the Company to pay certain common area costs.

     On April 12, 2000, the Company entered into an agreement with Investment Management of America, Inc. (a major stockholder and financial consultant) to exchange 3,000,000 shares of Common Stock for 3,000,000 shares of Series A Convertible Preferred Stock. In connection with this agreement, the Company passed a resolution creating a Series A Convertible Preferred Stock as to 5,000,000 shares of its Preferred Stock.

     In addition, the Company entered into a three-year employment agreement with its President, as amended June 1, 2000, providing for compensation of $140,000 in the first year and $120,000 in the subsequent two years. The President is to receive 10 percent of all issued and outstanding Company common stock plus stock options, which shall be determined by the Board of Directors.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 23. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE None.

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Sections 7-109-101 et seq. of the Colorado Business Corporation Act, as amended from time to time provides that a corporation may indemnify directors, officers, employees or agents of the corporation against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement in connection with threatened, pending or completed actions, suits or proceedings brought against them by reason of their service in such capacity, including, under certain circumstances, actions brought by or in the right of the corporation, and may purchase insurance or make other financial arrangements on behalf of any such persons for any such liability.

The   Company's   By-laws   are  silent   regarding   the  issue  of   corporate
indemnification of NMMI officers, directors, agents and employees.

Article VIII of the Company's Articles of Incorporation provides for indemnification and advance expenses to a director or officer in connection with a proceeding to the fullest extent permitted or required by and in accordance with the Colorado Business Corporation Act. This Article permits the Corporation, as determined by the Board of Directors, in a specific instance or by resolution of general application to indemnify and advance expenses to an employee, fiduciary or agent in connection with a proceeding to the extent permitted or required by and in accordance with the Colorado Business Corporation Act.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following is an itemized statement of the estimated amounts of all expenses payable by the registrant in connection with the registration of the common stock offered hereby:

SEC filing fee .............................................     $ 4,649.57
Legal fees .................................................      50,000.00
Accounting fees and expenses ...............................      20,000.00
Miscellaneous ..............................................       3,866.00
                                                                 ----------
     Total .................................................     $78,515.57
                                                                 ==========

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

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

In December 1998 the company sold to HNC Associates (an accredited investor) 100,000 shares of common stock at a price of $0.40 per share. The company relied on Section 4(2) of the Securities Act of 1933 as the basis for an exemption from registration because the transaction did not involve a public offering.

In February 2000 the company issued an option to purchase 500,000 shares of common stock, exercisable for two years at a price of $1.00 per share to William
H. Simon in connection with consulting services and negotiations involving E-Vision LED, Inc. The company relied on Section 4 (2) of the Securities Act of 1933 as the basis for an exemption from registration because the transaction did not involve a public offering.

In February 2000 the Company sold 400,000 shares of common stock at a price of $.50 per share to one individual who is an accredited investor. The Company relied on Rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933 as the basis for an exemption from registration because the transactions did not involve any public offering.

In March 2000 the company issued 500,000 shares of common stock to Gerry Ghini in connection with the merger of Scovel Corporation. The company relied on
Section 4 (2) of the Securities Act of 1933 as the basis for an exemption from registration because the transaction did not involve a public offering.

In March 2000 the company issued an option to purchase 100,000 shares of common stock, exercisable for two years at a price of $2.25 per share to Eric Kennedy in connection with consulting services provided to the company. The company relied on Section 4 (2) of the Securities Act of 1933 as the basis for an exemption from registration because the transaction did not involve a public offering.

In March 2000 the Company issued warrants to purchase 1,000,000 shares of common stock, exercisable for five years at a per share price equal to the lowest closing bid price for the five trading days immediately preceding March 6, 2000 with reset adjustments to Swartz Private Equity, LLC in consideration for Swartz's commitment to enter into an investment agreement for the purchase of up to $25,000,000 of common stock of the Company.

In March, April and May 2000 the Company sold an aggregate of 560,000 shares of common stock at a price of $.50 per share to twenty individuals, all of whom were accredited investors. The Company relied on Rule 506 of Regulation D and
Section 4(2) of the Securities Act of 1933 as the basis for an exemption from registration because the transactions did not involve any public offering.

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

ITEM 27. EXHIBITS INDEX

3.1       Articles of Incorporation of NMMI as amended.

3.1(a)    Designation of Preferred Stock.

3.2       Bylaws of NMMI.

4.1 Investment Agreement dated May 19, 2000 by and between the Registrant and Swartz Private Equity, LLC.

4.2 Form of "Commitment Warrant" to Swartz Private Equity, LLC for the purchase of 1,000,000 shares common stock in connection with the offering of securities.

4.3 Form of "Purchase Warrant" to purchase common stock issued to Swartz Private Equity, LLC from time to time in connection with the offering of securities.

4.4 Warrant Side-Agreement by and between the Registrant and Swartz Private Equity, LLC.

4.5 Registration Rights Agreement between NMMI and Swartz Private Equity, LLC related to the registration of the common stock to be sold pursuant to the Swartz Investment Agreement.

4.6       Letter  Agreement  between  NMMI  and  Swartz  Institutional   Finance
          relating to the private placement of up to two million dollars of common stock.

4.7 Employees Stock Option Plan adopted by board of Directors resolution dated June 26, 2000.

5.1 Legal Opinion of Atlas Pearlman, P.A., Suite 1700, 350 East Las Olas Boulevard, Ft. Lauderdale, Florida 33301; to be filed with amendment.

10.1 Investment Management of America, Inc. contract with NMMI regarding the 3,000,000 shares of Preferred stock.

10.2      Agreement  of Merger  effective  April 30,  1998  between  Progressive
          Mailer   Corporation   and  NMMI  in  which  NMMI  was  the   survivor
          corporation.

10.3 Asset Purchase Agreement dated April 8, 1998 whereby PMC acquired the assets of LuFam Technologies, Inc.

10.4 Amended and Restated Agreement and Plan of Merger dated August 31, 1999 between NMMI and Unergi, Inc. in which NMMI was the survivor corporation.

10.5 Agreement and Plan of Merger dated March 9, 2000 between NMMI and Scovel Corporation wherein NMMI acquired all of the shares of stock of Scovel.

10.6      Exclusive Distribution Contract with Multiadd.

10.7 Marketing Agreement dated May 10, 2000 wherein NMMI grants to Carson-Jensen-Anderson Enterprises, Inc. marketing rights for the Illumisign-Eyecatcher display boards.

10.8      Office Lease Agreement between St. James Properties, Inc. and NMMI.

21.1      List of Subsidiaries.

23.1      Consent of Legal Counsel (included in Exhibit 5.1).

23.2      Consent of Independent Auditors.

99.1 Trademark "registration pending" documentation by the United States Department of Commerce, Patent and Trademark Office for the name "Illumisign-EyeCatcher" for electric sign products.

99.2      Employment    Agreement   between    Registrant   and   John   Thatch,
          President/CEO.

ITEM 28. UNDERTAKINGS.

(a)  The undersigned registrant hereby undertakes that it will:

     (1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii)To include any additional or changed material information on the plan of distribution;

     (2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)  The undersigned registrant hereby undertakes that it will:

     (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497 (h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

     (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the City of Safety Harbor, Florida on August 28, 2000.

                                        New Millennium Media International, Inc.


                                        By: /s/ John Thatch
                                        -------------------
                                        John Thatch, President/CEO

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

     Signature                       Title                          Date
--------------------          --------------------          --------------------

/s/ John Thatch               President and Chief           August 28, 2000
------------------            Executive Officer
John Thatch                   (Principal Executive Officer)


/s/ Gerald C. Parker          Chairman of Board             August 28, 2000
---------------------         of Directors
Gerald C. Parker


/s/ Andrew M. Badolato        Director and Treasurer        August 28, 2000
----------------------        (Principal Financial)
Andrew M. Badolato


/s/ Tony Gomes                Director                      August 28, 2000
--------------
Tony Gomes